Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CONSTITUTION PIPELINE COMPANY, LLC

A Delaware Limited Liability Company

April 9, 2012

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ARTICLE 8 TAXES		45
8.01	Tax Returns	45
8.02	Tax Elections	45
8.03	Tax Matters Member	46
ARTICLE 9 BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		47
9.01	Maintenance of Books	47
9.02	Reports	47
9.03	Bank Accounts	49
ARTICLE 10 WITHDRAWAL		50
10.01	No Right of Withdrawal	50
10.02	Deemed Withdrawal	50
10.03	Effect of Withdrawal	50
ARTICLE 11 DISPUTE RESOLUTION		51
11.01	Disputes	51
11.02	Negotiation to Resolve Disputes	52
11.03	Selection of Arbitrator	52
11.04	Conduct of Arbitration	52
ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION		53
12.01	Dissolution	53
12.02	Winding-Up and Termination	53
12.03	Deficit Capital Accounts	55
12.04	Certificate of Cancellation	55
ARTICLE 13 GENERAL PROVISIONS		55
13.01	Offset	55
13.02	Notices	55
13.03	Entire Agreement; Superseding Effect	55
13.04	Effect of Waiver or Consent	55
13.05	Amendment or Restatement	56
13.06	Binding Effect	56
13.07	Governing Law; Severability	56
13.08	Further Assurances	56
13.09	Waiver of Certain Rights	56
13.10	Counterparts	56
13.11	Fair Market Value Determination	57
13.12	Press Releases	57

EXHIBITS:

A – Members

B – Pre-Effective Date Expenditures

C – Precedent Agreements

D – Initial Facilities Contribution Cap

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CONSTITUTION PIPELINE COMPANY, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CONSTITUTION PIPELINE COMPANY, LLC (the “Company”) (this agreement being referred to herein as the “Agreement”), dated as of April 9, 2012 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by WILLIAMS PARTNERS OPERATING LLC, a Delaware limited liability company (“Williams”), and CABOT PIPELINE HOLDINGS LLC, a Delaware limited liability company (“Cabot”).

RECITALS

WHEREAS, Williams formed Constitution Pipeline Company, LLC by executing an Operating Agreement dated February 15, 2012 (“LLC Agreement”) and filing a Certificate of Formation with the Secretary of State of Delaware (the “Delaware Certificate”) as the initial, sole member of the Company; and

WHEREAS, Williams and Cabot desire to amend and restate the LLC Agreement as provided herein and the terms of this Agreement shall hereafter govern the business and management of the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Williams and Cabot hereby agree that the LLC Agreement is hereby amended and restated in its entirety, as follows:

ARTICLE 1 DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

AAA—Section 11.03(b).

Acquisition Capital Opportunity—a Capital Opportunity to acquire facilities from another Person, rather than to construct such facilities, and such acquired facilities will interconnect with the Facilities.

Act—the Delaware Limited Liability Company Act.

Additional Contribution—Section 4.06(a).

Additional Contribution Member—Section 4.06(a).

Affiliate—with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent; provided, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if a general partner of such limited partnership is Controlled by such Member’s Parent, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent; provided further, for purposes of this Agreement the Company shall not be an Affiliate of any Member.

Affiliate’s Outside Activities—Section 6.04(b).

Affirmative Acquisition Vote—Section 7.03(c).

Affirmative Construction Vote—Section 7.02(c).

AFUDC—allowance for funds used during construction.

Aggregate Tax Rate—Section 3.03(b)(iv)(E).

Agreement—as set forth in the introductory paragraph.

Alternate Representative—Section 6.02(a)(i).

Appraisal Committee—Section 13.11(c).

Approved Project—Section 7.02(c).

Arbitration Notice—Section 11.02(c).

Arbitrator—Section 11.03(a).

Assignee—any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03(b)(iii). Subject to Section 3.03(b), the Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

Authorizations—licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.

Available Cash—with respect to any Quarter ending prior to the dissolution or liquidation of the Company, and without duplication:

(a) the sum of all cash and cash equivalents of the Company on hand at the end of such Quarter, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Company (including reserves for future maintenance capital expenditures and for anticipated future credit needs of the Company) subsequent to such Quarter or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Company or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Management Committee so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a liquidation or dissolution of the Company occurs and any subsequent Quarter shall be deemed to equal zero.

Bankruptcy or Bankrupt—with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

Breaching Member—a Member that (a) has committed a failure or breach of the type described in the definition of “Default,” (b) has received a notice of the type described in such definition of “Default,” and (c) has not cured such failure or breach, but as to which the applicable cure period set forth in such definition of “Default” has not yet expired.

Business Day—any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

Buy-out Right—Section 3.03(b)(vi)(A).

Cabot—as set forth in the introductory paragraph.

Cabot Precedent Agreement—that certain Precedent Agreement between the Company and Cabot Oil & Gas Corporation (“COGC”), dated February 20, 2012, setting forth, among other things, the conditions precedent (and other terms and conditions) for the firm transportation service by Company for COGC through the Initial Facilities.

Capital Account—the account maintained by the Company for each Member and to be maintained by the Company for each Member from and after the Effective Date in accordance with Section 4.05.

Capital Budget—the annual capital budget for the Company that is approved (or deemed approved) pursuant to Section 6.02(i). The Capital Budget shall cover all items that are classified as capital items under Required Accounting Practices, but it shall not include Capital Opportunities.

Capital Call—Section 4.01(a).

Capital Contribution—with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

Capital Opportunity—a business opportunity to construct or acquire facilities in order: (a) to modify, improve, expand or increase the capacity of the Facilities, or any portion thereof (except in connection with customary or emergency repairs, replacements or maintenance), including looping or adding compression; or (b) to provide a new point of delivery or receipt of natural gas for the Facilities, including lateral pipelines or extensions, except for new points of delivery or receipt of natural gas for the Facilities which are requested by a third party in accordance with the Company’s interconnect policy (as set forth in the Company’s FERC Gas Tariff) and the costs for which are fully reimbursable to the Company.

Capital Opportunity Vote—an affirmative vote of the Management Committee to commit the Company to any matter under Sections 7.02 or 7.03, provided that (a) a Capital Opportunity Vote for any Capital Opportunity that has a target in-service date occurring during the first seven years immediately following the In-Service Date shall require the affirmative vote of an Ultramajority Interest that includes an affirmative vote by Cabot (unless Cabot has Disposed of its entire Membership Interest, in which case the approval of a Majority Interest shall be required), and (b) a Capital Opportunity Vote for any other Capital Opportunity after such seven-year period shall require the approval of a Majority Interest.

Certified Public Accountants—a firm of independent public accountants selected from time to time by the Management Committee.

Change of Member Control—with respect to any Member, an event that causes such Member to cease to be Controlled by such Member’s then Parent; provided, however, that the term “Change of Member Control” shall not include any of the following events:

(a) an event that causes such Member’s then Parent to be Controlled by another Person;

(b) an event that involves the Disposition of voting securities or other equity interests of such Member but also involves the Disposition of other assets having a value greater than $750 million;

(c) an event that involves the Disposition of voting securities or other equity interests of a Person that Controls such Member if such Person also owns assets (other than the voting securities or other equity interests of such Member) that have a value greater than $750 million;

(d) a Deemed Membership Disposition or a Disposition that is covered by the terms of Section 3.03(b)(ii);

(e) in the case of a Member that is a publicly traded partnership or is Controlled by a publicly traded partnership, any Disposition of or issuance of new units representing limited partner interests by such publicly traded partnership, whether to an Affiliate or an unrelated party and whether or not such units or interests are listed on a national securities exchange or quotation service; and

(f) any Disposition of interests of a Member, in whole or in part, to any limited partner in an investment fund managed by an Affiliate of such Member, so long as any such limited partner is, together with its Affiliates, primarily engaged in the business of investing in other companies and not, in whole or in part, engaged in the oil and gas exploration, production, or pipeline business.

Changing Member—Section 3.03(b)(vi)(A).

Claim—any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential, direct, exemplary, incidental, indirect, punitive, or special), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.

Code—the Internal Revenue Code of 1986.

CO&M Agreement—Section 6.03(a).

Company—as set forth in introductory paragraph.

Confidential Information—this Agreement and any information and data (including all copies thereof) that is furnished or submitted by any of the Members, their Affiliates, or the Operator, whether oral, written, or electronic, to the other Members, their Affiliates, or the Operator in connection with the Facilities and the resulting information and data obtained from those studies, including market evaluations, market proposals, service designs and pricing, pipeline system design and routing, cost estimating, rate studies, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, gas reserves and deliverability data, studies of the natural gas supplies for the Facilities, and other studies and activities to determine the potential viability of the Facilities and their design characteristics, and identification of key issues. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates or the Operator in contravention of this Agreement;

(b) as to any Member or its Affiliates or the Operator, was in the possession of such Member or its Affiliates or the Operator prior to the execution of this Agreement; or

(c) has been independently acquired or developed by a Member or its Affiliates or the Operator without violating any of the obligations of such Member or its Affiliates or the Operator under this Agreement or the CO&M Agreement.

Construction Capital Opportunity—a Capital Opportunity to construct facilities, rather than to acquire such facilities from another Person.

Contract Decision—Section 6.04(c).

Contributing Member—Section 4.06(a).

Control—the possession, directly or indirectly, through one or more intermediaries, of the following:

(a) (i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 25% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 50% or more of the beneficial interest therein; and (iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; provided, however, in the case of a limited partnership, “Control” shall mean possession, directly or indirectly through one or more intermediaries, of, (A) in the case where the general partner of such limited partnership is a corporation, ownership of more than 50% of the outstanding voting securities of such corporate general partner, (B) in the case where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to 25% or more of the distributions from such general partner entity, and (C) in the case where the general partner of such limited partnership is a limited partnership, Control of the general partner of such limited partnership in the manner described under clause (A) or (B), in each case, notwithstanding that the Person with respect to which Control is being determined does not possess, directly or indirectly through one or more subsidiaries, the right to receive at least 25% of the distributions from such limited partnership; or

(b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise control over the management of the entity.

Control Notice—Section 3.03(b)(vi).

Cost—with respect to the Initial Facilities or any Capital Opportunity, the sum of all costs and expenses, including AFUDC, and borne by the Company for the acquisition, business development, planning, design, engineering, financing, marketing, permitting, construction and other activities required for start-up of the Initial Facilities or Capital Opportunity (as applicable), and securing all Authorizations required therefor.

Damage Amount—Section 3.03(b)(iv)(E).

Damages—Section 3.03(b)(iv)(E).

Day—a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

Deemed Membership Disposition—with respect to any Membership Interest that is owned by a Person that owns no assets other than such Membership Interest and assets that are directly related thereto, a Disposition of all of the voting securities or other equity interests of such Person.

Deemed Tax Disposition- Section 3.03(b)(iv)(E).

Default—with respect to any Member,

(a) the failure of such Member to contribute, within 15 Days of the date required, all or any portion of a Capital Contribution that such Member is required to make as provided in this Agreement, which is treated as a Default in accordance with Section 4.06(a)(i), or

(b) the failure of a Member to comply in any material respect with any of its other agreements, covenants or obligations under this Agreement, or the failure of any representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made, in each case if such breach is not cured by the applicable Member within 30 Days of its receiving notice of such breach from any other Member (or, if such breach is not capable of being cured within such 30-Day period, if such Member fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence, or if the issue with respect to whether a Default has occurred is being disputed in good faith by such Member and such dispute has not been finally resolved in accordance with Article 11).

The Management Committee may, but shall have no obligation to, extend the foregoing 10-Day and 30-Day periods.

Default Capital Contribution - Section 4.01(f)(ii).

Default Rate—a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 2% per annum, and (b) the maximum rate permitted by Law.

Delaware Certificate—as set forth in the Recitals.

Dispose, Disposing or Disposition—with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

Disposing Member—Section 3.03(b)(ii).

Dispute—Section 11.01.

Disputing Member—Section 11.01.

Dissolution Event—Section 12.01.

Effective Date—as set forth in the introductory paragraph.

Encumber, Encumbering, or Encumbrance—the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

Estimated Cost -with respect to the Initial Facilities or any Capital Opportunity, the estimated Cost thereof, as determined pursuant to Section 7.02(b) or 7.03(a), as applicable.

Facilities—(a) the Initial Facilities and (b) any additional facilities resulting from Capital Opportunities that are approved by the Management Committee and constructed or acquired in accordance with Section 7.02 or 7.03 (as applicable).

Fair Market Value—(a) the fair market cash value of the Membership Interest of the Changing Member as determined pursuant to the terms of Section 13.11(b), or (b) the fair market cash value of the consideration to be paid to the Disposing Member pursuant to the proposed Disposition as determined pursuant to the terms of Section 13.11(a), as applicable.

FERC—the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers of such commission.

FERC Application—the document pursuant to which application for a certificate(s) of public convenience and necessity is made under Section 7 of the NGA to the FERC by the Company for authority to construct, own, acquire and operate, and provide service on, the Initial Facilities or the facilities related to any Capital Opportunity (as applicable), including any applicable amendment thereof.

FERC Certificate—the certificate(s) of public convenience and necessity issued by the FERC pursuant to any FERC Application.

FERC Response Date—30 Days following the date upon which the FERC has issued the applicable FERC Certificate.

Financing Commitment—definitive agreements between one or more financial institutions or other Persons and the Company or the Financing Entity pursuant to which such financial institutions or other Persons agree, subject to the conditions set forth therein, to lend money to, or purchase securities of, the Company or the Financing Entity, the proceeds of which shall be used to finance all or a portion of the Initial Facilities or any Capital Opportunity (as applicable).

Financing Entity—a corporation, limited liability company, trust or other entity that may be organized for the purpose of issuing securities, the proceeds from which are to be advanced directly or indirectly to the Company to finance all or a portion of the Initial Facilities or any Capital Opportunity (as applicable).

First Side—Section 13.11(c).

FMV Notice—Section 13.11(c).

Funding Member(s)—Section 4.01(f)(ii).

Gas Transportation Service Agreements—the gas transportation service agreements by and between the Company or its designee and the Shippers for the transportation of natural gas through the Initial Facilities or any Capital Opportunity (as applicable).

Governmental Authority (or Governmental)—a federal, state, or local governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; including the FERC, any court or other judicial body; and any officer, official or other representative of any of the foregoing.

including—“including, without limitation.”

Indebtedness of the Company—indebtedness for borrowed money owed by the Company.

Initial Facilities—include approximately 121 miles of new pipeline extending from the discharge of Williams Field Services Company, LLC’s planned “Central Station” in Susquehanna County, Pennsylvania to points of interconnection with Iroquois Gas Transmission at the Wright Compressor Station and with Tennessee Gas Pipeline, both located in Schoharie County, New York, compressor station(s) and metering and other appurtenant facilities, the Estimated Cost of which is $748 million.

Initial Facilities Contribution Cap—Section 4.01(f)(i).

In-Service Date—the date the Members are notified by Operator of the placing of the Initial Facilities in service.

Law—any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

LLC Agreement—as set forth in the Recitals.

Majority Interest—Section 6.02(f)(i)(D).

Management Committee—Section 6.02.

MDth—one thousand dekatherms.

Matured Financing Obligation—any principal amount of the Company’s debt for borrowed money (including any related interest or other repayment obligations) that has become due (including by acceleration or any full or partial mandatory prepayment thereof) under any Financing Commitment.

Member—any Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

Membership Interest—with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) any Priority Interest to which that Member is entitled pursuant to Section 4.06(b); (d) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Management Committee; and (e) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

Necessary Regulatory Approvals—all Authorizations as may be required (but excluding Authorizations of a nature not customarily obtained prior to commencement of construction of facilities) in connection with (a) the formation of the Company and the construction, acquisition and operation of the Initial Facilities or any Capital Opportunity (as applicable), and (b) the transportation of the natural gas to be transported under the applicable Gas Transportation Service Agreements through the Initial Facilities or any Capital Opportunity (as applicable), including (in each case) the applicable FERC Certificate.

NGA—the Natural Gas Act.

Non-Contributing Member—Section 4.06(a).

Non-Funding Member(s)—Section 4.01(f)(ii).

Officer—any Person designated as an officer of the Company as provided in Section 6.02(k), but such term does not include any Person who has ceased to be an officer of the Company.

Operating Budget—the annual operating budget for the Company that is approved (or deemed approved) pursuant to Section 6.02(i). The Operating Budget shall cover all items that are classified as non-capital items under Required Accounting Practices, but it shall not include any such items that are attributable to Capital Opportunities.

Operator—Williams Gas Pipeline Company, LLC, or another Affiliate of Williams, subject to any successor being appointed pursuant to Section 6.03(a).

Parent—the Person that Controls a Member and that is not itself Controlled by any other Person. The Parents of the initial Members as of the Effective Date are set forth in Exhibit A. Exhibit A shall be promptly updated by a Member upon any change to the identity of such Member’s Parent.

Person—the meaning assigned that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

Precedent Agreement—an agreement between the Company and a prospective shipper of natural gas through the Facilities that involves the commitment by such shipper to pay a reservation rate in return for a firm transportation obligation on the part of the Company, in each case subject to the satisfaction of one or more conditions precedent, and that either (i) prior to the Effective Date has been duly executed by an officer of the Company, and (ii) after the Effective Date has been approved by an affirmative vote of an Ultramajority Interest of the Management Committee. A list of the Precedent Agreements existing as of the Effective Date is set forth in Exhibit C.

Pre-Effective Date Expenditures—Expenditures made and costs incurred by any Member or any of its Affiliates prior to the Effective Date, if approved by the Members pursuant to Section 4.01(e) if required to be so approved, in the course of planning and designing the Initial Facilities, including expenditures made and costs incurred in preparing materials necessary for the FERC Application and determining the route(s), acquiring survey and land rights and commencing public outreach efforts for the Initial Facilities.

Priority Interest—the special distribution rights under Section 4.06(b) received by each Additional Contribution Member, which rights include the right to receive the return described in Section 4.06(b)(i) and which form part of the Additional Contribution Member’s Membership Interest.

Priority Interest Sharing Ratio—Section 4.06(b).

PUHCA—the Public Utility Holding Company Act of 2005.

Quarter—unless the context requires otherwise, a fiscal quarter of the Company.

Regulatory Allocations—Section 5.03(d).

Reimbursable Costs—with respect to a Person, the sum of (a) Third Person Expenses paid by such Person, and (b) the fully-burdened costs of all employees of such Person and its Affiliates utilized to perform the applicable services, provided that the Management Committee shall determine the procedures and methodology to be utilized to determine such costs, and the same procedures and methodology shall be used for all Members and their Affiliates.

Representative—Section 6.02(a)(i).

Required Accounting Practices—the accounting rules and regulations, if any, at the time prescribed by the Governmental Authorities under the jurisdiction of which the Company is at the time operating and, to the extent of matters not covered by such rules and regulations, generally accepted accounting principles as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Company.

Second Notice—Section 13.11(c).

Second Side—Section 13.11(c).

Section 4.01(f) Event—Section 4.01(f)(ii).

Securities Act—the Securities Act of 1933.

Sharing Ratio—subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the Effective Date or a Person acquiring such Member’s Membership Interest, the percentage specified in Exhibit A for that Member as its Sharing Ratio, and (b) in the case of Membership Interests issued pursuant to Section 3.04, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

Shippers—those Persons that have entered into Gas Transportation Service Agreements (or, where applicable, a Precedent Agreement relating thereto).

Sole Discretion—Section 6.02(f)(ii).

Supermajority Interest—Section 6.02(f)(i)(C).

Tax Matters Member—Section 8.03(a).

Tax Termination—Section 3.03(b)(iv)(E).

Term—Section 2.06.

Third Person Expenses—the expenses paid by the Person involved to other Persons who are not Affiliates in connection with the performance of the applicable services.

Transferring Member—Section 3.03(b)(iv)(E).

Treasury Regulations—the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

Ultramajority Interest—Section 6.02(f)(i)(B).

Unanimous Interest—Section 6.02(f)(i)(A).

Williams—as set forth in the introductory paragraph.

Withdraw, Withdrawing or Withdrawal—the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Sections 3.03(a) and (b)), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

Withdrawn Member—Section 10.03.

Other terms defined herein have the meanings so given them.

1.02 Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

ARTICLE 2

ORGANIZATION

2.01 Formation. The Company has been organized as a Delaware limited liability company by the filing of the Delaware Certificate on of February 15, 2012.

2.02 Name. The name of the Company is “Constitution Pipeline Company, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Management Committee may select from time to time.

2.03 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal place of business of the Company in the United States shall be at 2800 Post Oak Boulevard, Houston, Texas 77056 or at such other place as the Management Committee may designate from time to time, and the Company shall maintain records there or such other place as the Management Committee shall designate from time to time. The Company may have such other offices as the Management Committee may designate from time to time.

2.04 Purposes. The purposes of the Company are to plan, design, construct, acquire, own, maintain and operate the Facilities, to market the services of the Facilities, to engage in the transmission of natural gas through the Facilities, and to engage in any activities directly or indirectly relating thereto; provided, however, that the Members determine, as of the date of the commencement of any such activities, that such activity (a) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (b) enhances the operation of an activity of the Company that generates qualifying income.

2.05 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Management Committee, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.06 Term. The period of existence of the Company (the “Term”) commenced on February 15, 2012 and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.04.

ARTICLE 3

MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.01 Current Members. As of the Effective Date, Williams and Cabot are the only Members of the Company.

3.02 Representations, Warranties and Covenants. (a) Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:

(i) that Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

(ii) that Member has duly executed and delivered this Agreement and the other documents contemplated herein that are to be executed and delivered at or prior to the Effective Date and, with respect to documents contemplated herein that are to be executed and delivered after the Effective Date that Member will duly execute and deliver such document subject to the terms and conditions of this Agreement and the Precedent Agreement between Williams and Cabot dated February 20, 2012, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(iii) that Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (A) conflict with, or result in a breach, default or violation of, (1) the organizational documents of such Member, (2) any contract or agreement to which that Member is a party or is otherwise subject, or (3) any Law, writ, injunction or arbitral award to which that Member is subject; or (B) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied; and

(iv) that Member is exempt from, or is not subject to, regulation as a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company,” in each case as such term is defined in PUHCA; provided, however, that, if the statements in this Section 3.02(a)(iv) cease to be true and correct as to a Member, such Member shall promptly make with all due diligence the necessary filings with the FERC to establish an exemption of all other Members, all “affiliates” (as defined in PUHCA) of such other Members, and the Company from any obligation, duty, or liability under PUHCA.

(b) In addition to the foregoing representations and warranties, Williams hereby represents, warrants and covenants to Cabot that the following statements are true and correct as of the Effective Date:

(i) the Company is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law; the Company is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and the Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by the Company have been duly taken.

(ii) the Company has duly executed and delivered this Agreement and the other documents contemplated herein that are to be executed and delivered at or prior to the Effective Date and, with respect to documents contemplated herein that are to be executed and delivered after the Effective Date the Company will duly execute and deliver such document subject to the terms and conditions of this Agreement and the Precedent Agreement between Williams and Cabot dated February 20, 2012, and they constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(iii) the Company’s authorization, execution, delivery, and performance of this Agreement does not and will not (A) conflict with, or result in a breach, default or violation of, (1) the organizational documents of the Company, (2) any contract or agreement to which the Company is a party or is otherwise subject, or (3) any Law, writ, injunction or arbitral award to which the Company is subject; or (B) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied;

(iv) the Company is exempt from, or is not subject to, regulation as a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company,” in each case as such term is defined in PUHCA; provided, however, that, if the statements in this Section 3.02(b)(iv) cease to be true and correct as to the Company, Williams shall promptly make with all due diligence the necessary filings with the FERC to establish an exemption of the Company from any obligation, duty, or liability under PUHCA;

(v) except for the proposed Disposition by Williams of a portion of its Membership Interest (totaling up to a 24% Membership Interest) to or its Affiliate or as otherwise set forth in this Agreement, there are no (A) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interest in the Company or (B) outstanding options or warrants to purchase any interests in the Company;

(vi) there is no action, suit or proceeding before any Governmental Authority now pending or, to the knowledge of Williams, threatened against or affecting Williams or the Company or to which any of their properties are subject that would reasonably be expected to result in any material adverse effect on the Company or the ability of either Williams or the Company to perform its obligations under this Agreement; and

(vii) the Company has not incurred any Indebtedness of the Company and, except for obligations arising (A) under this Agreement, (B) under the Precedent Agreements, and (C) in the ordinary course of development of the Initial Facilities, the Company has not incurred any other obligations in an amount exceeding the Pre-Effective Date Expenditures.

3.03 Dispositions and Encumbrances of Membership Interests.

(a) Summary. A Member may not Dispose of or Encumber all or any portion of its Membership Interest except in strict accordance with this Section 3.03. References in this Section 3.03 to Dispositions or Encumbrances of a “Membership Interest” shall also refer to Dispositions or Encumbrances of a portion of a Membership Interest. Any attempted Disposition or Encumbrance of a Membership Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The rights and obligations constituting a Membership Interest may not be separated, divided or split from the other attributes of a Membership Interest except as contemplated by the express provisions of this Agreement. The Members agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or any other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 3.03 may be enforced by specific performance and/or injunctive relief pursuant to Section 11.04(b).

(b) Dispositions of Membership Interests.

(i) General Restriction. A Member may not Dispose of its Membership Interest except by complying with all of the following requirements: (A) such Member must comply with Section 3.03(b)(ii), subject to the exceptions set forth therein; (B) such Member must comply with the requirements of Section 3.03(b)(iv) and, if the Assignee is to be admitted as a Member, Section 3.03(b)(iii); (C) a Member may not Dispose of all or a portion of its Membership Interest prior to April 9, 2013 without the prior written consent of the other Members (which consent shall not constitute a waiver of, and any such Disposition would remain subject to, the other provisions of this Section 3.03(b) unless otherwise agreed by such other Members); and (D), unless the proposed Assignee is an Affiliate of the Disposing Member, the Disposition must comply with the following minimum size requirements: (I) if such Member’s Sharing Ratio is less than 20%, the Disposition must include all of the Member’s Membership Interest, and (II) if such Member’s Sharing Ratio is 20% or more, but such Member does not propose to Dispose of all of its Membership Interest, the Disposition must be of a Membership Interest having a Sharing Ratio of at least 10% and must be of an amount such that such Member will retain a Sharing Ratio of at least 10%.

(ii) Right of First Offer. If at any time a Member wishes to Dispose of all or a portion of its Membership Interest to any Person other than its Affiliate, then such Member (the “Disposing Member”) must first offer to Dispose of such Membership Interest to each of the other Members. Each such other Member shall have 30 Days to notify the Disposing Member of either (A) the terms and conditions on which such Member is willing to purchase the offered Membership Interest or (B) that such Member will not make an offer to purchase such Membership Interest. If any such other Member fails to deliver such notice referred to in the preceding sentence within such 30 day period, such other Member shall be deemed to have waived its right to make an offer pursuant to this Section 3.03(b)(ii) (other than as a result of a Disposition becoming subject to this Section 3.03(b)(ii) as a result of the last sentence of this Section 3.03(b)(ii)). The Disposing Member shall then have 30 Days after receipt of the last of such notices (or the end of such 30 Day period, as applicable) to accept the offer of the purchasing Member offering the highest price for the offered Membership Interest (if such highest price is offered by two or more purchasing Members, then such Members shall participate pro rata in accordance with their respective Sharing Ratios). If accepted, closing shall occur promptly (and no later than 30 Days following acceptance), and shall be held at the principal place of business of the Company, unless the Disposing Member and the purchasing Member(s) agree upon a different place or date. At the closing, (Y) the Disposing Member shall execute and deliver to the purchasing Member(s) (1) an assignment of the Membership Interest, in form and substance reasonably acceptable to the purchasing Member(s), containing a general warranty of title as to such portion of the Membership Interest (including that such portion of the Membership Interest is free and clear of all Encumbrances, other than those permitted by Section 3.03(c)) and (2) any other instruments reasonably requested by the purchasing Member(s) to give effect to the purchase, and (Z) the purchasing Member(s) shall deliver to the Disposing Member in immediately available funds the purchase price. The Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase. If no Member makes an offer or all offers of the purchasing Member(s) are declined by the Disposing Member, then, for a period of 180 Days, the Disposing Member shall have the right to transfer the offered Membership Interest to any third party transferee at a price not less than price offered by any offering Member and on such other terms and conditions not more favorable in any material respect to the third party transferee than those offered by any offering Member. If, however, the Disposing Member fails so to Dispose of the Membership Interest within such 180-Day period, then any Disposition after the expiration of such 180-Day period shall again become subject to the right of first offer set forth in this Section 3.03(b)(ii). This Section 3.03(b)(ii) shall not apply to any Disposition by Williams of a portion of its Membership Interest (totaling up to a 24% Membership Interest) to or its Affiliate.

(iii) Admission of Assignee as a Member. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interest of the Disposing Member (and attendant Sharing Ratio) so transferred to such Assignee, only if such Disposition is effected in strict compliance with Sections 3.03(a) and (b).

(iv) Requirements Applicable to All Dispositions and Admissions. In addition to the requirements set forth in Sections 3.03(b)(i), 3.03(b)(ii) and 3.03(b)(iii), any Disposition of a Membership Interest and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Management Committee, in its sole and absolute discretion, may waive any of the following requirements:

(A) Disposition Documents. The following documents must be delivered to the Management Committee and must be satisfactory, in form and substance, to the Management Committee:

(I) Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effectuated.

(II) Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 3.03(b)(iv)(A)(I): (aa) the notice address of the Assignee; (bb) if applicable, the Parent of the Assignee; (cc) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must be equal to the Sharing Ratio of the Disposing Member before the Disposition); (dd) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (ee) representations and warranties by the Disposing Member and its Assignee (AA) that the Disposition and admission is being made in accordance with all applicable Laws, and (BB) that the Disposition and admission do not violate any Financing Commitment or any other agreement to which the Company is a party.

(III) Securities Law Opinion. Unless the Membership Interest subject to the Disposition is registered under the Securities Act and any applicable state securities Law, and if required by the Management Committee, a favorable opinion of the Company’s legal counsel, or of other legal counsel acceptable to the Management Committee, to the effect that the Disposition of the Membership Interest is being made pursuant to a valid exemption from registration under those Laws and in accordance with those Laws; provided, however, that no such opinion shall be required in the case of a Disposition by a Member to an Affiliate.

(B) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission, including the legal fees incurred in connection with the legal opinion referred to in Section 3.03(b)(iv)(A)(III), on or before the 10th Day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than 90 days thereafter. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Rate.

(C) No Release. No Disposition of a Membership Interest shall effectuate a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

(D) Indebtedness of Company. Any Disposition of a Membership Interest shall also include all of the Indebtedness owed by the Company to the Disposing Member (or, if only a portion of a Membership Interest is being Disposed, a proportionate share of such Indebtedness). As long as this Agreement shall remain in effect, each evidence of Indebtedness of the Company owed to any of the Members shall bear an appropriate legend to indicate that it is held subject to, and may be Disposed only in accordance with, the terms and conditions of this Agreement, and that such Disposition may be made only in conjunction with the Disposition of a proportionate part of such Member’s Membership Interest pursuant to the terms and conditions of this Agreement.

(E) Tax Partnership Transfer Limitations.

(I) Tax Termination Make-Whole Payments. In connection with any Dispositions (including, without limitation, Deemed Tax Dispositions) by any Member hereunder, the Parties desire to address the possibility of a constructive termination of the Company under §708(b)(1)(B) of the Code (a “Tax Termination”) and to allocate responsibility for any damages resulting therefrom.

(1) In the event a Member (“Transferring Member”) Disposes of any portion of its Membership Interest which when combined with all other Dispositions of Membership Interests of the Company by all Members during the twelve-month period preceding such Disposition results in a Tax Termination, such Transferring Member shall pay to each other Member who is a Member at the date of the Tax Termination an amount equal to the Damages (as defined below). Notwithstanding the foregoing in this subsection (1), no payments under this subsection (1) shall be due from a Transferring Member (i) for any Disposition of any Membership Interest where such Disposition is in connection with a transaction, or a series of related transactions, where all of the selling Members are Affiliates of each other and all of the buying Members are already Members at the time of the sale and not Affiliates of any of the selling Members, or (ii) for any Disposition of any Membership Interest where such Disposition is in connection with a transaction, or a series of related transactions, where all of the selling Members collectively are selling 100% of the Membership Interests in the Company and all of the buying parties are not already Members at the time of the sale and not Affiliates of any of the selling Members.

(2) “Damages” shall be deemed to mean, with respect to any Tax Termination, an amount equal to the sum of (a) a damage amount (the “Damage Amount”) calculated as the product of (i) the excess of (A) the net present value as of the date of such Tax Termination, using a discount rate of 7%, of the aggregate amount of tax depreciation allocable to a Member from the Company for all future taxable periods calculated as if such Tax Termination had not occurred and all Company assets were held for the remainder of their depreciable lives but with all other facts unchanged, over (B) the net present value as of the date of such Tax Termination, using a discount rate of 7%, of the aggregate amount of tax depreciation allocable to such Member from the Company for all future taxable periods calculated taking into account such Tax Termination, and (ii) the sum of the highest marginal federal income tax rate as a percentage of taxable income applicable to a U.S. corporation for the taxable year in which the Tax Termination occurs, and 4% (as a proxy for applicable state income taxes) (collectively, the “Aggregate Tax Rate”); and (b) a gross-up amount calculated as (i) the Damage Amount divided by 1.0 minus the Aggregate Tax Rate, minus (ii) the Damage Amount.

(3) A Transferring Member shall make any payment required under clause (1) above to the other Members within 20 Days after the end of the month in which the relevant Tax Termination occurs.

(4) Article 11 hereof shall govern any Dispute regarding the amount of Damages payable under this subsection (I) of Section 3.03(b)(iv)(E).

(II) In connection with each such Disposition and Deemed Tax Disposition, the Member making the Disposition or with respect to whom the Deemed Tax Disposition applies shall give notice to the other Members of the date of the consummation of such Disposition or Deemed Tax Disposition and the Sharing Ratio of the Membership Interest so transferred or deemed transferred.

(III) As used herein, the term “Deemed Tax Disposition” means any event or series of events that is treated for federal income tax purposes as a sale or exchange of a Member’s Membership Interest or portion thereof for purposes of Section 708(b)(1)(B) of the Code.

(v) Deemed Membership Disposition. A Deemed Membership Disposition shall be deemed to be a Disposition of a Membership Interest and must comply with the requirements set forth in Sections 3.03(a) and (b).

(vi) Change of Member Control.

(A) Procedure. In the event of a Change of Member Control, then the Member with respect to which the Change of Member Control has occurred (the “Changing Member”) shall promptly (and in all events within five Business Days after the Change in Member Control) give notice thereof to the Company and the other Member(s). The other Member(s) shall have the right (the “Buy-out Right”) to acquire the Membership Interest of the Changing Member for the Fair Market Value thereof. Each such other Member shall have 30 Days following the determination of the Fair Market Value of such Membership Interest in which to notify the Members whether such other Member desires to exercise its Buy-out Right. If more than one of such other Members desires to exercise the Buy-out Right, they shall exercise such right on the same date (as further described below) and share in such purchase on a pro rata basis based on their respective Sharing Ratios, unless otherwise agreed to by such other Members.

(B) Closing. If the Buy-out Right is exercised in accordance with Section 3.03(b)(vi)(A), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company no later than the 60th Day after the expiration of the last applicable period referred to in such Section 3.03(b)(vi)(A) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase), unless the Changing Member and the purchasing Members agree upon a different place or date. At the closing, (I) the Changing Member shall execute and deliver to the purchasing Member(s) (aa) an assignment of the Membership Interest, in form and substance reasonably acceptable to the purchasing Member(s), containing a general warranty of title as to such Membership Interest (including that such Membership Interest is free and clear of all Encumbrances, other than those permitted under Section 3.03(c)(i)) and (bb) any other instruments reasonably requested by the purchasing Member(s) to give effect to the purchase; and (II) the purchasing Member(s) shall deliver to the Changing Member in immediately-available funds the purchase price provided for in Section 3.03(b)(vi)(A). Effective as of the date of closing of the purchase, the Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

(c) Encumbrances of Membership Interest. A Member may not Encumber its Membership Interest, unless (i) such Encumbrance is required by the terms of a Financing Commitment or such Member receives the prior consent of a Majority Interest of the non-Encumbering Members (calculated without reference to the Sharing Ratio of the Encumbering Member), which consent may be granted or withheld in the Sole Discretion of each such other Member, and (ii) the instrument creating such Encumbrance provides that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Sections 3.03(a) and (b).

3.04 Creation of Additional Membership Interest. With the consent of an Ultramajority Interest, (a) Additional Membership Interests may be created and issued to existing Members or to other Persons (with existing Members having a preemptive right to purchase Additional Membership Interests prior to such interests being sold to third-party(ies) so that the existing Members can maintain their Sharing Ratios), and (b) such other Persons may be admitted to the Company as Members, in each case on such terms and conditions as an Ultramajority Interest may determine. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee’s ratification of this

Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Sections 3.03(a) and (b).

3.05 Access to Information. Each Member shall be entitled to receive any information that it may reasonably request concerning the Company, except as otherwise provided in Section 9.02. Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf. The Members agree (and Williams shall seek the agreement of the Operator) to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys or other consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.05 shall be subject to the provisions of Section 3.06.

3.06 Confidential Information. (a) Except as permitted by Section 3.06(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Member shall use the Confidential Information only in connection with the Facilities and the Company.

(b) Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Member may make the following disclosures and uses of Confidential Information:

(i) disclosures to another Member or to the Operator in connection with the Company;

(ii) disclosures and uses that are approved by the Management Committee;

(iii) disclosures that may be required from time to time to obtain requisite Authorizations or Financing Commitments for the Initial Facilities or any proposed Capital Opportunity, if such disclosures are approved by the Management Committee;

(iv) disclosures to an Affiliate of such Member, and to the directors, officers, employees, agents, advisors, including legal and financial advisors, partners, financing sources and consultants of a Member or an Affiliate of such Member, or to any Persons identified in good faith by a Disposing Member to be prospective Members of the Company; provided that such Member shall be responsible for any breach by such Affiliate, director, officer, employee, agent, advisor, financing source, consultant or prospective Member of the terms of this Section 3.06, and special care shall be taken to restrict any such disclosures prohibited by the FERC’s Standards of Conduct for Transmission Providers, 18 C.F.R. Part 358;

(v) disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company, a Member or the Operator to provide services in connection with the Company and has agreed to abide by the terms of this Section 3.06;

(vi) disclosures to a bona-fide potential direct or indirect purchaser of such Member’s Membership Interest, if such potential purchaser has agreed in writing to abide by the terms of this Section 3.06;

(vii) disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (i) the Securities Act and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) any state securities Laws, or (iv) any national securities exchange or automated quotation system; and

(viii) disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided, however, that, prior to any such disclosure, such Member shall, to the extent legally permissible:

(A) provide the Management Committee with prompt notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.06(b)(viii);

(B) consult with the Management Committee on the advisability of taking steps to resist or narrow such disclosure; and

(C) cooperate with the Management Committee and with the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (I) to furnish only that portion of the Confidential Information that, in the opinion of such Member’s counsel, such Member is or may be (subject to risk of legal sanctions) legally required to disclose, and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c) Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees, advisors, and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.06.

(d) Promptly after its Withdrawal, a Withdrawn Member shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession. Notwithstanding the immediately-preceding sentence, but subject to the other provisions of this Section 3.06, a Withdrawn Member may retain for a stated

period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining such Member’s corporate decisions with respect to the Facilities or (ii) preparing such Member’s tax returns and financial statements and preparing or defending audits, investigations and proceedings relating thereto; provided, however, that the Withdrawn Member must notify the Management Committee in advance of such retention and specify in such notice the stated period of such retention.

(e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which if unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.04.

(f) The obligations of the Members under this Section 3.06 (including the obligations of any Withdrawn Member) shall terminate on the second anniversary of the end of the Term.

3.07 Liability to Third Parties. No Member or its Affiliates shall be liable for the debts, obligations or liabilities of the Company.

3.08 Use of Members’ Names and Trademarks. The Company, the Members and their Affiliates shall not use the name or trademark of any Member or its Affiliates in connection with public announcements regarding the Company, or marketing or financing activities of the Company, without the prior consent of such Member or Affiliate, which shall not be unreasonably withheld.

ARTICLE 4

CAPITAL CONTRIBUTIONS

4.01 Capital Contributions. (a) Except as otherwise provided in the following provisions of this Section 4.01(a) and in Section 4.01(d), 4.02, 7.02 or 7.03, the Management Committee shall issue or cause to be issued a written request to each Member for the making of Capital Contributions at such times and in such amounts as the Management Committee shall approve (such written request referred to herein as a “Capital Call”). Such Capital Contributions shall be made in cash. All amounts timely received by the Company pursuant to this Section 4.01 shall be credited to the respective Member’s Capital Account as of such specified date. As to each Capital Opportunity for which an Affirmative Acquisition Vote or Affirmative Construction Vote shall have occurred, no additional approval of the Management Committee shall be required for the Capital Contributions required to fund such Capital Opportunity to the extent such expenditures have been approved in accordance with Sections 7.02 and 7.03; rather, the Management Committee shall issue written notices to each Member for such Capital Contributions at such times and in such amounts approved in accordance with Sections 7.02 and 7.03 in order to fund the costs associated with the related Capital Opportunity.

(b) Each Capital Call issued pursuant to Section 4.01(a) shall contain the following information:

(i) The total amount of Capital Contributions requested from all Members;

(ii) The amount of Capital Contribution requested from the Member to whom the request is addressed, such amount to be calculated in proportion to the Sharing Ratio of such Member;

(iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and

(iv) The date by which payments of the Capital Contribution shall be made (which date shall not be less than five Business Days following the date the Capital Call is given, unless a sooner due date is approved by an Ultramajority Interest of the Management Committee) and the method of payment, provided that such date and method shall be the same for each of the Members.

(c) Each Member agrees that it shall make payments of its respective Capital Contributions in accordance with Capital Calls issued pursuant to Section 4.01(a).

(d) In addition to the authority granted the Management Committee in Section 4.01(a) to issue Capital Calls, if within 30 Days prior to the date any Matured Financing Obligation is to become due (or within 15 Days after any notice of acceleration of any Matured Financing Obligation received prior to the maturity date thereof), (i) the Management Committee has not made a Capital Call for the payment of such amount that is (or is expected to be) a Matured Financing Obligation, and (ii) the Members have been unable to secure refinancing for such Matured Financing Obligation on reasonably acceptable terms after negotiating in good faith to do so with third party lender(s), then, at any time thereafter, any individual Member may on behalf of the Management Committee issue a Capital Call for cash in the amount required for the payment of such Matured Financing Obligation. If a Capital Call is validly issued by an individual Member under this Section 4.01(d), then each Member shall be obligated to pay such Capital Call as provided in this Section 4.01, but such payment shall be made within 15 Days after the date the Capital Call is given (and not the 30 Day period provided for in Section 4.01(b)).

(e) Pre-Effective Date Expenditures. Set forth in Exhibit B are the amounts of Pre-Effective Date Expenditures that have been incurred with respect to each Member. In addition, if any Member or Affiliate thereof has made expenditures or incurred costs that are not set forth in Exhibit B but which such Member desires to be considered as Pre-Effective Date Expenditures, such Member shall have the right to request approval thereof by Ultramajority Interest as soon as practicable after the Effective Date (but not later than 90 Days after the Effective Date). After all such additional expenditures and costs to be considered as Pre-Effective Date Expenditures hereunder have been approved or disapproved by the Members, the applicable Member(s) shall make cash Capital Contributions to the Company in order to “equalize” the Members’ Capital Accounts in proportion to their Sharing Ratios (so that all Members’ Capital Accounts are pro rata in proportion to their Sharing Ratios). The assets, if any, acquired by means of the Pre-Effective Date Expenditures of the Members shall be and are hereby contributed to the Company free of any Encumbrances. All applicable Members agree to execute and deliver any and all assignments and conveyances as may be necessary or appropriate to evidence such contribution.

(f) Limitation on Capital Contributions. (i) Notwithstanding anything herein to the contrary, unless otherwise agreed by such Member in writing, no Member shall be required to make Capital Contributions for the Cost of the Initial Facilities in excess of the amount set forth for such Member on Exhibit D as its “Initial Facilities Contribution Cap.”

(ii) If at any time a Member has made Capital Contributions to the Company for the Cost of the Initial Facilities in an aggregate amount equal to its Initial Facilities Contribution Cap, and such Member (the “Non-Funding Member”) then fails to make its pro rata Capital Contribution for the Cost of the Initial Facilities pursuant to a Capital Call validly and timely issued pursuant to Section 4.01 hereof (a “Section 4.01(f) Event”), then (A) such Non-Funding Member shall not be considered to be a Breaching Member or to be in Default and shall not be required to make any further Capital Contribution to the Company for the Cost of the Initial Facilities, and (B) the provisions of Section 4.06 shall not apply thereto and this Section 4.01(f) shall apply and shall constitute the sole and exclusive remedy of the Company and each other Member with respect to such a Section 4.01(f) Event. Upon the occurrence of a Section 4.01(f) Event, each other Member that has timely contributed its pro rata Capital Contribution in response to such Capital Call shall have the right in its sole and absolute discretion, but not the obligation, to fund such deficiency as an additional Capital Contribution for the Cost of the Initial Facilities (a “Default Capital Contribution”). If a Default Capital Contribution shall be made by a Member in accordance with this Section 4.01(f) (such Member, in its capacity as a Member making a Default Capital Contribution, the “Funding Member”), the Company shall notify the Non-Funding Member in writing of the amount and date of such Default Capital Contribution. If any Default Capital Contribution is not repaid by the Non-Funding Member to the Funding Member within five Business Days after the date that the Funding Member made such Default Capital Contribution on behalf of the Non-Funding Member, then (I) such Non-Funding Member’s Sharing Ratio shall be reduced in accordance with Section 4.01(f)(iii) hereof and (II) the Company shall thereafter have no further obligation to offer the Non-Funding Member the opportunity to make pro rata Capital Contributions solely with respect to the Cost of the Initial Facilities.

(iii) If required by the terms of Section 4.01(f)(ii), each Member’s Capital Account shall be adjusted to reflect any additional Capital Contributions actually received by the Company from such Member and the application of Section 4.05 hereof, and each Member’s Sharing Ratio shall be adjusted to equal to such Member’s adjusted Capital Account (reduced by the portion of any Capital Account attributable to any Priority Interest) divided by the sum of the adjusted Capital Accounts (reduced by the portion of any Capital Account attributable to any Priority Interest) of all Members.

4.02 Loans. (a) If an Ultramajority Interest of the Management Committee determines that the Company needs funds, then, rather than calling for Capital Contributions, an Ultramajority Interest of the Management Committee may issue or cause to be issued a written request to each Member for the making of loans to the Company at such times, in such amounts and under such terms and conditions as an Ultramajority Interest of the Management Committee shall approve, provided that the Management Committee shall not call for loans rather than Capital Contributions if doing so would breach any Financing Commitment or any other agreement of the Company. All amounts received from a Member after the date specified in Section 4.02(b)(iv) by the Company pursuant to this Section 4.02 shall be accompanied by interest on such overdue amounts (and the default shall not be cured unless such interest is also received by the Company), which interest shall be payable to the Company and shall accrue from and after such specified date at the Default Rate. Any such interest paid shall be credited to the respective Capital Accounts of all the Members, on a pro rata basis in accordance with their respective Sharing Ratios as of the date such payment is made to the Company, but shall not be considered part of the principal of the loan.

(b) Each written request issued pursuant to Section 4.02(a) shall contain the following information:

(i) The total amount of loans requested from all Members;

(ii) The amount of the loan requested from the Member to whom the request is addressed, such amount to be calculated in proportion to the Sharing Ratio of such Member;

(iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct;

(iv) The date by which the loans to the Company shall be made (which date shall not be less than 30 Days following the date the request is given, unless a sooner date is approved by the Management Committee) and the method of payment, provided that such date and method shall be the same for each of the Members; and

(v) All terms concerning the repayment of or otherwise relating to such loans, provided that such terms shall be the same for each of the Members.

(c) Each Member agrees that it shall make its respective loans in accordance with requests issued pursuant to Section 4.02(a).

4.03 No Other Contribution Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4.

4.04 Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.05 Capital Accounts. (a) Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation § 1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that

Member by the Company, (v) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (vii) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation § 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation § 1.704-1(b)(2)(iv)(g). Thus, the Members’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Company’s property on its books based on the fair market value of the Company’s property on the date of adjustment (as determined pursuant to Section 4.05(b)), immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest or an increased Sharing Ratio, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(l). The Capital Accounts shall not be deemed to be, nor have the same meaning as, the capital account of the Company under the NGA.

(b) Whenever the fair market value of the Company’s property is required to be determined pursuant to the third and fourth sentences of Section 4.05(a), the Management Committee shall propose such a fair market value in a notice to the Members. If any other Member disagrees with such determination, such Member shall notify the other Members of such disagreement within 10 Business Days of receiving such notice. If such Dispute is not resolved within five Business Days after such notice, any Member may submit such Dispute to binding arbitration by delivering an Arbitration Notice. All of the provisions of Article 11 shall apply to such arbitration, with the following exceptions: (i) the Arbitrator shall be an appraiser or investment banking firm having recognized expertise in the valuation of natural gas transmission pipelines; (ii) the 20-Day period in Section 11.03(b) shall be a five-Business Day period; and (iii) the 90-Day period in Section 11.04 shall be a 20-Day period.

4.06 Failure to Make a Capital Contribution.

(a) General. If any Member fails to make a Capital Contribution as requested by the Management Committee (or on behalf of the Management Committee under Section 4.01(d) or pursuant to Section 4.01(e)) in a Capital Call validly and timely issued pursuant to Section 4.01 of this Agreement (each such Member being a “Non-Contributing Member”), and if such failure continues for more than 15 Days after the date on which it is due, the Members that have contributed their Capital Contribution (each, a “Contributing Member”) may (without limitation as to other remedies that may be available) thereafter elect to:

(i) treat the Non-Contributing Member’s failure to contribute as a Default by giving notice thereof to the Non-Contributing Member, in which event the provisions of this Agreement regarding the commission of a Default by a Member shall apply (but if the Capital Call is for the payment of a Matured Financing Obligation, the Default shall be immediate on the giving of such notice and the 30 Day cure period contemplated in the definition of Default shall not apply); notwithstanding the foregoing, this Section 4.06(a)(i) shall not apply in the case of a Capital Call issued by an individual Member under Section 4.01(d) above; or

(ii) pay the portion of the Capital Contribution owed and unpaid by the Non-Contributing Member (the “Additional Contribution”) in which event the Contributing Members that elect to fund the Non-Contributing Members’ share (the “Additional Contribution Members”) may treat the contribution as one of: (A) a Capital Contribution resulting in the Additional Contribution Members receiving a Priority Interest under Section 4.06(b), or (B) a permanent capital contribution that results in an adjustment of Membership Interests under Section 4.06(c), as determined by the Additional Contribution Members as set forth below.

No Contributing Member shall be obligated to make either election (i) or (ii) above. The decision of the Contributing Members to elect (i) or (ii) above shall be made by the determination of the Contributing Members holding the majority of the Sharing Ratios of all Contributing Members, but (ii) above may not be elected unless at such time of determination there is one or more Additional Contribution Members. The decision of the Additional Contribution Members to elect (ii)(A) or (ii)(B) above shall be made by the determination of the Additional Contribution Members holding the majority of the Sharing Ratios of all Additional Contribution Members. Unless and until such election is made, payment of the Additional Contribution shall be treated as a Priority Interest under (ii)(A) above. If the Additional Contribution Members make the election under (ii)(A) above to treat the contribution as a contribution for which they receive a Priority Interest, then the Additional Contribution Members will have the option, exercisable at any time thereafter (by the election of Additional Contribution Members holding a majority of the Sharing Ratios of all Additional Contribution Members) upon 30 Days prior written notice to the other Members, to change their election such that the amount of the payment of the Non-Contributing Members’ portion of the Capital Contribution (less any amounts received by the Additional Contribution Members as a payment of the applicable Priority Interest (other than payment of the return amount forming a part thereof)) shall be treated as an Additional Contribution as provided in Section 4.06(c). In such event, the accrued and unpaid return forming part of the Priority Interest shall not be treated as an Additional Contribution but shall continue as a Priority Interest as provided in Section 4.06(b) below (with such amount to continue to compound return thereon).

(b) Priority Interest. If the Additional Contribution Members elect to treat the payment of Additional Contribution as a contribution for which the Additional Contribution Members receive a Priority Interest, then the following shall apply:

(i) Each Additional Contribution Member shall receive a Priority Interest in the distributions from the Company that would otherwise be due and payable to the Non-

Contributing Member(s). The Priority Interest received by each Additional Contribution Member shall be in the proportion that the amount of the Additional Contribution paid by such Additional Contribution Member bears to the amount of the Additional Contributions made by all Additional Contribution Members (each Additional Contribution Member’s percentage share of the Priority Interests shall be its “Priority Interest Sharing Ratio”). All distributions from the Company, including all distributions pursuant to Section 5.01 and Section 5.02, that would otherwise be due and payable to the Non-Contributing Member(s) instead shall be paid to the Additional Contribution Members in accordance with their respective Priority Interest Sharing Ratio and no distribution shall be made from the Company to any Non-Contributing Member until all Priority Interests have terminated. The Priority Interest shall terminate with respect to an Additional Contribution Member when that Additional Contribution Member has received either through the distributions it receives under its Priority Interest or through payment(s) to it by the Non-Contributing Member(s) (which payment(s) may be made by the Non-Contributing Member(s) at any time) of an amount equal to the Additional Contribution made by such Member, plus a return thereon of 14% per annum (compounded monthly on the outstanding balance). For the purpose of making such calculation, all amounts received by an Additional Contribution Member shall be deemed to be applied first against a return on, and then to a return of the amount of, the Additional Contribution. For purposes of maintaining Capital Accounts, any amount paid by a Non-Contributing Member to a Contributing Member to reduce and/or terminate a Priority Interest shall be treated as though such amount were contributed by the Non-Contributing Member to the Company and thereafter distributed by the Company to the Contributing Member with respect to its Priority Interest.

(ii) The Priority Interests shall not alter the Sharing Ratios of the Members in the Company, nor shall the Priority Interests alter any distributions to the Contributing Members (in their capacity as Contributing Members, as opposed to their capacity as Additional Contribution Members) in accordance with their respective Sharing Ratios. Notwithstanding any provision in this Agreement to the contrary, a Member may not dispose of all or a portion of its Priority Interest except to a Person to whom it disposes all or the applicable pro rata portion of its Membership Interest after compliance with the requirements of this Agreement in connection therewith.

(iii) For so long as any Additional Contribution Member holds a Priority Interest, neither any Non-Contributing Member nor its Representative (except for a Non-Contributing Member that has paid to the Additional Contribution Member(s) all of the amount of the Additional Contribution attributable to such Non-Contributing Member in accordance with Section 4.06(b)(i)) shall have the right to vote its Membership Interest (or Sharing Ratio) under the Agreement with respect to any decision regarding distributions from the Company, and any distribution to which such Non-Contributing Member is entitled shall be paid to the Additional Contribution Members in respect of the Priority Interest.

(iv) No Member that is a Non-Contributing Member may Dispose of its Membership Interest unless at the closing of such Disposition, either the Non-Contributing Member or the proposed Assignee pays the amount necessary to terminate the Priority Interest arising from such Non-Contributing Member’s failure to contribute. No Assignee shall be admitted to the Company as a Member until compliance with this Section 4.06(b)(iv) has occurred.

(c) Permanent Contribution. Subject to Section 4.06(a), if the Additional Contribution Members elect under Section 4.06(a)(ii) to treat the Additional Contribution as a permanent capital contribution, then each Additional Contribution Member that funds a portion of the Additional Contribution shall have its Capital Account increased accordingly and the Members’ Membership Interests and Sharing Ratios will be automatically adjusted to equal each Member’s adjusted Capital Account (reduced by the portion of any Capital Account attributable to any Priority Interest) when expressed as a percentage of the sum of all Members’ adjusted Capital Accounts (reduced by the portion of any Capital Account attributable to any Priority Interest).

(d) Further Assurance. Each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Section 4.06.

ARTICLE 5

DISTRIBUTIONS AND ALLOCATIONS

5.01 Distributions. Within 45 Days following the end of each Quarter, the Management Committee shall approve the amount of Available Cash with respect to such Quarter, and an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 18-607 of the Delaware Act, be distributed in accordance with this Article 5 to the Members (other than a Breaching Member or Member in Default) in proportion to their respective Sharing Ratios (calculated at the time the amounts of such distributions are made).

5.02 Distributions on Dissolution and Winding-Up. Upon the dissolution and winding-up of the Company, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under Article 5, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed to all of the Members (other than a Breaching Member or Member in Default) in amounts equal to the Members’ positive Capital Account balances.

5.03 Allocations. (a) For purposes of maintaining the Capital Accounts pursuant to Section 4.05 and for income tax purposes, except as provided in Sections 5.03(b), (c), (d) and (e), each item of income, gain, loss, deduction and credit of the Company shall be allocated to the Members in accordance with their respective Sharing Ratios.

(b) With respect to each period during which a Priority Interest is outstanding, each Additional Contribution Member shall be allocated items of income and gain in an amount equal to the return that accrues with respect to such Additional Contribution Member’s Additional Contribution pursuant to Section 4.06(b)(i) prior to any allocation of any items to the Members pursuant to Section 5.03(a).

(c) For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

(d) In the event any Member receives any adjustments, allocations, or distributions described in Treasury Regulation, Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to the Members in an amount and in a manner sufficient to eliminate, to the extent required by Treasury Regulations, any deficit balance in the Member’s Capital Account (as adjusted in accordance with Treasury Regulation Section 1-704-1(b)(2)(ii)(d) created by such adjustments, allocations, or distributions as quickly as possible.

(e) Any item of income, gain, loss or deduction that is required to be allocated among the Members in a manner other than the manner otherwise prescribed in this Section 5.03 in order to comply with Treasury Regulation Sections 1.704-1 and 1.704-2 shall be allocated among the Members in accordance with such Treasury Regulations (the “Regulatory Allocations”). However, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to the Members will be equal to the net amount that would have been allocated to the Members if the Regulatory Allocations had not occurred.

5.04 Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

ARTICLE 6

MANAGEMENT

6.01 Generally. The management of the Company is fully vested in the Members. As further described below, to facilitate the orderly and efficient management of the Company, the Members shall act (a) collectively as a “committee of the whole” pursuant to Section 6.02, and (b) through the delegation of certain duties and authority to the Operator and the Officers. Subject to the express provisions of this Agreement, each Member agrees that it will not exercise its authority under the Act to bind or commit the Company to agreements, transactions or other arrangements, or to hold itself out as an agent of the Company.

6.02 Management Committee. The Members shall act collectively through meetings as a “committee of the whole,” which is hereby named the “Management Committee.” Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

(a) Representatives.

(i) Designation. To facilitate the orderly and efficient conduct of Management Committee meetings, each Member shall notify in writing the other Members, from time to time, of the identity of (A) one of its officers, employees or agents who, at no cost or expense to the Company, will represent it at such meetings (a “Representative”), and (B) at least one, but not more than two, of its officers, employees or agents, who will represent it at any meeting that the Member’s Representative is unable to attend (each an “Alternate Representative”). (The term “Representative” shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.) The initial Representative and Alternate Representative(s) of each Member are set forth in Exhibit A. A Member may designate a different Representative or Alternate Representatives for any meeting of the Management Committee by notifying in writing each of the other Members at least three Business Days prior to the scheduled date for such meeting; provided, however, that if giving such advance notice is not feasible, then such new Representative or Alternate Representatives shall present written evidence of his or her authority at the commencement of such meeting.

(ii) Authority. Each Representative shall have the full authority to act on behalf of the Member that designated such Representative; the action of a Representative at a meeting (or through a written consent) of the Management Committee shall bind the Member that designated such Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative. In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which such Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

(iii) DISCLAIMER OF DUTIES; INDEMNIFICATION. EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY OR OF ANY MEMBER. THE PROVISIONS OF SECTION 6.02(f)(ii) SHALL ALSO INURE TO THE BENEFIT OF EACH MEMBER’S REPRESENTATIVE. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO SUCH REPRESENTATIVE’S SERVICE ON THE MANAGEMENT COMMITTEE.

(iv) Attendance. Each Member shall use all reasonable efforts to cause its Representative or Alternate Representative to attend each meeting of the Management Committee, unless its Representative is unable to do so because of a “force majeure” event or other event beyond his reasonable control, in which event such Member shall use all reasonable efforts to cause its Representative or Alternate Representative to participate in the meeting by telephone pursuant to Section 6.02(h).

(b) Chairman. One of the Representatives will be designated as Chairman of the Management Committee to preside over meetings of the Management Committee and to have such authority and perform such duties as the Management Committee may delegate from time to time. Unless the Management Committee decides otherwise, the Chairman shall be the Representative of the Member having the largest Sharing Ratio. If two or more Members are tied with the “largest” Sharing Ratio, then the Chairmanship shall be rotated on an annual basis among the Representatives of such Members (with such rotation proceeding with the Members alphabetically). Any Member may waive its right to the Chairmanship. The initial Chairman is set forth in Section 6.02(k).

(c) Procedures. The Chairman shall cause to be maintained written minutes of each Management Committee meeting, which shall be submitted to the Members for approval within a reasonable time after each meeting. The Management Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

(d) Time and Place of Meetings. The Management Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Management Committee. Notice of, and an agenda for, all Management Committee meetings shall be provided by the Chairman to all Members at least five Days prior to the date of each meeting, together with proposed minutes of the previous Management Committee meeting (if such minutes have not been previously ratified). Special meetings of the Management Committee may be called at such times, and in such manner, as any Member deems necessary. Any Member calling for any such special meeting shall notify the Chairman, who in turn shall notify all Members of the date and agenda for such meeting at least five Days prior to the date of such meeting. Such five-Day period may be shortened by the Management Committee, acting through a Unanimous Interest. All meetings of the Management Committee shall be held at a location designated by the Chairman. Attendance of a Member at a meeting of the Management Committee shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(e) Quorum. The presence in person or by phone of a Majority Interest shall constitute a quorum for the transaction of business at any meeting of the Management Committee.

(f) Voting.

(i) Voting by Sharing Ratios; Voting Thresholds. Except as provided otherwise in this Agreement, voting shall be in proportion to the Members’ respective Sharing Ratios. Set forth below are definitions of the principal voting thresholds that are required to approve certain actions (such thresholds being subject to adjustment pursuant to Section 6.02(f)(iii)):

(A) “Unanimous Interest” means all of the Members not in Default;

(B) “Ultramajority Interest” means two or more Members not in Default holding among them at least 80% of the Sharing Ratios; provided, however, that (I) any Members that are Affiliates of one another shall count as a single Member for purposes of determining whether two or more Members have approved the applicable matter, and (II) if there is only one Member not in Default, then Ultramajority Interest shall mean one Member holding at least 80% of the Sharing Ratios;

(C) “Supermajority Interest” means one or more Members not in Default holding among them at least 62.5% of the Sharing Ratios; provided, however, that any Members that are Affiliates of one another shall count as a single Member for purposes of determining whether two or more Members have approved the applicable matter; and

(D) “Majority Interest” means one or more Members not in Default holding among them at least a majority of the Sharing Ratios; provided, however, that any Members that are Affiliates of one another shall count as a single Member for purposes of determining whether two or more Members have approved the applicable matter.

Except for matters that require the approval of a Unanimous Interest, Ultramajority Interest or a Supermajority Interest pursuant to the provisions of this Agreement, the vote of a Majority Interest shall constitute the action of the Management Committee.

(ii) DISCLAIMER OF DUTIES. WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE MANAGEMENT COMMITTEE OR OTHERWISE UNDER THIS AGREEMENT, EACH MEMBER MAY GRANT OR WITHHOLD SUCH VOTE, CONSENT OR APPROVAL (A) IN ITS SOLE AND ABSOLUTE DISCRETION, (B) WITH OR WITHOUT CAUSE, (C) SUBJECT TO SUCH CONDITIONS AS IT SHALL DEEM APPROPRIATE, AND (D) WITHOUT TAKING INTO ACCOUNT THE INTERESTS OF, AND WITHOUT INCURRING LIABILITY TO, THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY OR OF ANY OTHER MEMBER (COLLECTIVELY, “SOLE DISCRETION”). THE PROVISIONS OF THIS SECTION 6.02(f)(ii) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A MEMBER OR ITS REPRESENTATIVE.

(iii) Exclusion of Certain Members and Their Sharing Ratios. With respect to any vote, consent or approval, any Breaching Member, Member in Default or Withdrawn Member shall be excluded from such decision (as contemplated by Section 10.03(b)), and the Sharing Ratio of such Breaching Member, Member in Default or Withdrawn Member shall be disregarded in calculating the voting thresholds in Section 6.02(f)(i). In addition, if any other provision of this Agreement provides that a Majority Interest, Supermajority Interest, Ultramajority Interest or Unanimous Interest is to be calculated without reference to the Sharing Ratio of a particular Member, then the applicable voting threshold in Section 6.02(f)(i) shall be deemed adjusted accordingly.

(g) Action by Written Consent. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed or approved (either in writing or by electronic transmission) by the Members holding the requisite Sharing Ratios that could have taken the action at a meeting of the Management Committee (including satisfying quorum requirements). Such consent shall have the same force and effect as a resolution or consent approved at such a meeting.

(h) Meetings by Telephone. Members may participate in and hold such meeting by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(i) Matters Requiring Management Committee Approval. Notwithstanding any other provision of this Agreement, none of the following actions may be taken by, or on behalf of, the Company without first obtaining the vote of the Management Committee described below:

(i) Unanimous Interest. The following actions shall require the approval of a Unanimous Interest:

(A) dissolution of the Company pursuant to Section 12.01(a);

(B) causing or permitting the Company to become Bankrupt (but this provision shall not be construed to require any Member to ensure the profitability or solvency of the Company);

(C) conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code); and

(D) the actions specified in Sections 6.02(d) and 13.05 or any other express provision of this Agreement requiring the approval of a Unanimous Interest.

(ii) Ultramajority Interest. The following actions shall require the approval of an Ultramajority Interest:

(A) the Disposition or abandonment of all or substantially all of the Company’s assets;

(B) causing or permitting the Company to merge, consolidate or convert into any other entity;

(C) providing for the basic geographic configuration, points of receipt and delivery, pipeline diameter or design capacity of the Initial Facilities to be materially different from that set forth in the form of the FERC Application for the Initial Facilities;

(D) amending or terminating the CO&M Agreement;

(E) entering into any Financing Commitment;

(F) causing any Encumbrance to be placed on the Facilities or any other material asset of the Company; and

(G) any other action that, pursuant to an express provision of this Agreement, requires the approval of an Ultramajority Interest.

(iii) Supermajority Interest. The following actions shall require the approval of a Supermajority Interest:

(A) calling for loans to the Company pursuant to Section 4.02 rather than Capital Contributions pursuant to Section 4.01;

(B) approving or amending the annual Capital Budget and Operating Budget for the Company (with it being understood that the last approved Capital Budget or Operating Budget shall be used, and deemed approved, for any subsequent period until the new Capital Budget or Operating Budget (as applicable) for that period is so approved), including the parameters within which the Operator and Officers are authorized to expend Company funds without further Management Committee approval;

(C) selecting a different name for the Company;

(D) approving accounting procedures for the Company; and

(G) any other action that, pursuant to an express provision of this Agreement, requires the approval of a Supermajority Interest.

(iv) Majority Interest. A Majority Interest shall be required to approve (A) the amount of Available Cash with respect to each Quarter, (B) any action that pursuant to an express provision of this Agreement requires the approval of a Majority Interest, or (C) any other action that requires the approval of the Management Committee but does not expressly require the approval of a Unanimous Interest, an Ultramajority Interest, or a Supermajority Interest.

(j) Subcommittees. The Management Committee may create such subcommittees, and delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate. Notwithstanding the foregoing, the Management Committee may not delegate to such subcommittees authority or responsibility for any matters for which approval of the Management Committee by a Unanimous Interest, an Ultramajority Interest or a Supermajority Interest is required hereunder.

(k) Officers. (i) The Members hereby appoint the following Persons as Officers of the Company to serve until they are removed from office by the Management Committee or until their resignations are accepted and their successors are appointed by the Management Committee:

Office	Name
Chairman	Frank J. Ferazzi
Treasurer	Richard D. Rodekohr
Assistant Treasurer	Jeffrey P. Heinrichs
Assistant Treasurer	Peter S. Burgess
Assistant Treasurer	Anthony W. Rackley
Secretary	Sarah C. Miller
Assistant Secretary	William H. Gault
Assistant Secretary	David A. Glenn

(ii) The Management Committee may designate other Persons to be Officers of the Company (with such titles as designated by the Management Committee). Subject to the other provisions of this Agreement, the above Officers and any Officers hereafter designated by the Management Committee shall have such authority and perform such duties as the Management Committee may delegate to them and shall serve at the pleasure of the Management Committee and report to the Management Committee.

(iii) Any person dealing with the Company shall be entitled to rely on a certificate of the Secretary or any Assistant Secretary as conclusive evidence of the incumbency of any Officer and his or her authority to take action on behalf of the Company and shall be entitled to rely on a copy of any resolution or other action taken by the Committee and certified by any Officer not named in the resolution, as conclusive evidence of such action of the authority of the Officer referred to in such resolution to bind the Company to the extent set forth therein.

(iv) The foregoing appointments replace the Officer designations under the LLC Agreement and such Officers designated under the LLC Agreement are hereby removed effective as of the Effective Date. The Members hereby confirm that any and all actions heretofore taken by such Officers within the terms of the LLC Agreement are hereby approved, ratified and confirmed as the acts and deeds of the Company.

6.03 Construction, Operation and Management Agreement

(a) Subject to approval by an Ultramajority Interest of the Management Committee, the Company shall enter into a Construction, Operation, and Management Agreement with the Operator or another Affiliate of Williams (the “CO&M Agreement”), which will set forth (a) the services to be provided by the Operator to the Company, (b) provisions for the payment to the Operator of its Reimbursable Costs and any other payments approved by the Management Committee, (c) the circumstances under which the CO&M Agreement may be terminated by the Company or by the Operator, (d) the audit rights of the Company with respect to the Operator, (e) the indemnification of the Operator by the Company, and (f) any other provisions that are consistent with the provisions of this Agreement and approved by an Ultramajority Interest of the Management Committee. It is anticipated that the CO&M Agreement contemplated by this Section 6.03(a) with the Operator will be executed concurrently with the execution of this Agreement. If at any time Williams Disposes of all of its Membership Interest, the Member with the largest Sharing Ratio shall have the right to appoint the Operator, and the Company and such successor Operator shall promptly negotiate in good faith a superseding CO&M Agreement.

(b) The CO&M Agreement entered into by the Company with the Operator shall not be amended nor shall the Company’s right to terminate the CO&M Agreement be exercised without first obtaining the consent of an Ultramajority Interest.

6.04 Conflicts of Interest. (a) Notwithstanding Section 6.04(b), the Members and their Affiliates shall be prohibited from competing with the Company in the following circumstances:

(i) Until the end of the Term, the Members and their Affiliates may only develop, construct, own, acquire and operate the Facilities through the Company or otherwise in accordance with this Agreement.

(ii) Until the end of the Term, the Members and their Affiliates may only develop, construct, own, acquire and operate Construction Capital Opportunities and Acquisition Capital Opportunities through the Company or otherwise in accordance with this Agreement.

The provisions of this Section 6.04(a) shall continue to bind a Withdrawn Member and its Affiliates until the third anniversary of such Withdrawal, but not thereafter. The Members agree that the provisions of this Section 6.04(a) are necessary (I) to further the purposes, business and activities of the Company, and (II) to protect confidential and proprietary information regarding the Company, to which the Members will have access pursuant to this Agreement. The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 6.04(a), the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 6.04(a) and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.04.

(b) Subject to Sections 6.04(a), 7.02 and 7.03, a Member or an Affiliate of a Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member or any Affiliate of another Member the right to participate therein. Subject to Sections 6.04(a), 7.02 and 7.03, the Company may transact business with any Member or Affiliate thereof, provided the terms of those transactions are approved by an Ultramajority Interest of the Management Committee or expressly contemplated by this Agreement or the CO&M Agreement. Without limiting the generality of the foregoing, the Members recognize and agree that their respective Affiliates currently engage in certain activities involving natural gas and electricity marketing and trading (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), production, gathering, processing, storage, transportation and distribution, electric generation, development and ownership, as well as other commercial activities related to natural gas and that these and other activities by Members’ Affiliates may be based on natural gas that is shipped through the Facilities or otherwise made possible or more profitable by reason of the Company’s activities (herein referred to as “Affiliate’s Outside Activities”). Subject to Sections 6.04(a), 7.02 and 7.03, (i) no Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any Affiliate’s Outside Activities, and (ii) no Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such Affiliate’s Outside Activities with, the Company, any other Member or any Affiliate of any other Member, by reason of such Affiliate’s Outside Activities. The provisions of this Section 6.04(b) constitute an agreement to modify or eliminate certain fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.

(c) Notwithstanding any other provision in this Agreement, if the Company and a Member or an Affiliate thereof propose to enter into or amend a contract or arrangement with each other (a “Contract Decision”), or if a dispute arises between the Company and an Affiliate of a Member under a Gas Transportation Service Agreement or any other contract or arrangement, any such Contract Decision that is not resolved by discussion among the Management Committee shall be resolved in accordance with Article 11, unless such Contract Dispute is within the primary jurisdiction of the FERC.

6.05 Indemnification for Breach of Agreement. Each Member shall indemnify, protect, defend, release and hold harmless each other Member, its Representative, its Affiliates, and its and their respective directors, officers, trustees, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Member) that result from a breach by the indemnifying Member of this Agreement; provided, however, that this Section 6.05 shall not (a) apply to any Claim or other matter for which a Member (or its Representative) has no liability or duty, or is indemnified or released, pursuant to Section 6.02(a)(iii), 6.02(f)(ii) or 6.04 or pursuant to the terms of the CO&M Agreement or (b) hold the indemnified Person harmless from special, punitive, indirect, consequential or exemplary damages if the indemnified Person is legally obligated to pay such damages to another Person.

6.06 Insurance Coverage. The Operator shall be instructed to acquire and maintain insurance for the Company and the Facilities as set forth in the CO&M Agreement. Any premiums or other amounts due in connection with such insurance shall either be reimbursed to the Operator by the Company in accordance with the CO&M Agreement or funded directly by the Company.

ARTICLE 7

DEVELOPMENT OF FACILITIES

7.01 Development of Initial Facilities.

(a) Approval of Initial Facilities and Precedent Agreements. The Members hereby approve the development of the Initial Facilities, including the acquisition of Necessary Regulatory Approvals for the Initial Facilities and the construction, ownership, operation and maintenance of the Initial Facilities, provided that such approval is subject to Section 7.01(b). Further, the Members hereby approve the Precedent Agreements listed in Exhibit C.

(b) Acceptance of FERC Certificate for Initial Facilities. No later than 10 Days prior to the FERC Response Date, the Management Committee shall vote on whether the FERC Certificate for the Initial Facilities is substantially in form and substance as requested by the Company and, if not, whether such FERC Certificate has a material adverse effect on the rights or obligations of the

Company. If the Management Committee by a vote of a Majority Interest finds that the FERC Certificate for the Initial Facilities is substantially in form and substance as requested by the Company or, if not substantially in form and substance as requested, that such FERC Certificate does not have a material adverse effect on the rights or obligations of the Company, then the Company shall (1) accept the FERC Certificate for the Initial Facilities prior to the FERC Response Date without seeking rehearing, or (2) accept such FERC Certificate prior to the FERC Response Date and seek rehearing of any aspects of the order issuing the FERC Certificate that are not substantially in form and substance as requested by the Company. In such event, unless (and until) the Cabot Precedent Agreement is terminated (in accordance with the terms thereof) prior to commencement of construction of the mainline portion of the Initial Facilities, each Member, without limiting such Member’s rights otherwise set forth in this Agreement, shall be firmly committed to the construction of the Initial Facilities and the construction of the Initial Facilities shall not be subject to any conditions precedent, including Management Committee approval of any financial commitment for obtaining funds to finance the Initial Facilities or a Management Committee Approval to construct the Initial Facilities.

(i) If the Management Committee by a vote of a Majority Interest finds that the FERC Certificate for the Initial Facilities is not substantially in form and substance as requested by the Company and has a material adverse effect on the rights or obligations of the Company, and all the Members nevertheless vote to accept the order issuing the FERC Certificate with or without seeking rehearing, then the Company shall accept the FERC Certificate prior to the FERC Response Date and in such event, unless (and until) the Cabot Precedent Agreement is terminated (in accordance with the terms thereof) prior to commencement of construction of the mainline portion of the Initial Facilities, each Member, without limiting such Member’s rights otherwise set forth in this Agreement, shall be firmly committed to the construction of the Initial Facilities and the construction of the Initial Facilities shall not be subject to any conditions precedent as provided in Section 7.01(b).

(ii) If the Management Committee by a vote of a Majority Interest finds that the FERC Certificate for the Initial Facilities is not substantially in form and substance as requested by the Company and has a material adverse effect on the rights or obligations of the Company and one or more of the Members vote to reject the order issuing the FERC Certificate for the Initial Facilities, then, unless otherwise agreed to by all of the Members, such vote shall be a Dissolution Event and the Company shall dissolve and its affairs shall be wound up pursuant to Article 12.

7.02 Construction Capital Opportunities. The following provisions shall constitute the exclusive procedure by which Construction Capital Opportunities may be approved and constructed by the Company, a Member or an Affiliate of a Member.

(a) Proposal. Any one or more Members that become aware of a Construction Capital Opportunity may submit it to the Company by notifying in writing the other Members of the nature of the proposed Construction Capital Opportunity, including such details as are then available, and providing a detailed explanation of the reasons why such Construction Capital Opportunity is being requested.

(b) Feasibility Study. As soon as reasonably practicable and in no event later than 60 Days after the giving of the notice described in Section 7.02(a), the Management Committee shall vote on whether to authorize a feasibility study for the Construction Capital Opportunity. Upon a Capital Opportunity Vote to authorize such a study, which vote shall include approval of the Capital Contributions necessary to fund the study, the Company shall instruct the Operator to prepare and deliver to each Member the findings of such feasibility study, which shall include a detailed description of the Construction Capital Opportunity and the Estimated Cost thereof, appropriate rate information and the proposed financing therefor.

(c) Development Vote. Within 60 Days after the study described in Section 7.02(b) has been received by each Member, the Management Committee shall vote on whether to proceed with the development of the proposed Construction Capital Opportunity as set forth in such study and establish a capital budget to fund such development. Upon an affirmative Capital Opportunity Vote (“Affirmative Construction Vote”) to proceed with the development of the proposed Construction Capital Opportunity and to approve a capital budget to fund such development (“Approved Project”), the Company shall proceed with such development, including the acquisition of Necessary Regulatory Approvals and the Financing Commitment, if any. Further decisions regarding the development of the Approved Project (including acceptance of the Necessary Regulatory Approvals and any Financing Commitment therefor and construction thereof) shall be made by approval of a Majority Interest. In the event that the proposed Construction Capital Opportunity is not approved by the Management Committee, none of the Members may directly or indirectly participate in such Construction Capital Opportunity outside of the Company for its own account.

(d) Dilution. If one or more Members that voted in the negative in connection with an Approved Project pursuant to Section 7.02(c) elect in writing within 10 Days after such vote to be diluted, then (i) any such electing Member shall not be considered to be a Breaching Member or to be in Default and shall not be required to make any Capital Contribution to the Company pursuant to Section 4.01 in connection with the construction of the Approved Project in question, and (ii) each such electing Member’s Sharing Ratio shall, upon the contribution by the other Members of the Capital Contribution required in connection with the construction of the Approved Project in question, be reduced by multiplying it by a fraction, (A) the numerator of which is the aggregate positive balances in the Members’ Capital Accounts, with such balances being determined immediately following their adjustment pursuant to the third and fourth sentences of Section 4.05(a), and (B) the denominator of which is the sum of (I) such numerator and (II) the total of all Capital Contributions that the Management Committee then estimates will be required of all Members in connection with the Approved Project in question, based upon the Estimated Cost of such Approved Project, and shall be subject to further adjustment based on all other factors deemed relevant by the Management Committee, including the timing of and proportionate increase in distributions to be made available to the Members as a result of the Approved Project (with the Sharing Ratios of the other Members being proportionately increased). As soon as the actual amount of such Capital Contributions has been determined by the Management Committee, such Member’s Sharing Ratio shall be readjusted, using the method described in Section 7.02(d)(ii), but using such actual amount of such Capital Contributions instead of such estimate.

7.03 Acquisition Capital Opportunities. The following provisions shall constitute the exclusive procedure by which Acquisition Capital Opportunities may be approved and acquired by the Company, a Member or an Affiliate of a Member.

(a) Proposal. Any one or more Members that become aware of an Acquisition Capital Opportunity may submit it to the Company by notifying in writing the other Members of the nature of the proposed Acquisition Capital Opportunity, including such details as are then available, and providing a detailed explanation of the reasons why such Acquisition Capital Opportunity is being requested, together with the Estimated Cost of the Acquisition Capital Opportunity.

(b) Negotiation Vote. As soon as reasonably practicable and in no event later than 20 Days after the giving of the notice described in Section 7.03(a), the Management Committee shall vote on whether to authorize a negotiating team specified by the Management Committee to negotiate with the proposed seller a form of purchase and sale agreement, based upon such instructions as the Management Committee shall set forth.

(c) Acquisition Vote. If the negotiating team is able to negotiate a form of purchase and sale agreement that is acceptable to the seller, the Management Committee shall vote on whether the Company shall enter into such purchase and sale agreement and establish a capital budget to fund such acquisition. Upon a Capital Opportunity Vote to enter into such purchase and sale agreement and to approve a capital budget to fund such acquisition (“Affirmative Acquisition Vote”), such agreement shall be executed by the Company, and the terms thereof shall govern the rights and obligations of the Company; provided, however, that if such purchase and sale agreement is terminated without a closing occurring thereunder, it shall be deemed for the purposes of the other provisions of this Agreement that no Affirmative Acquisition Vote occurred. In the event that the proposed Acquisition Capital Opportunity is not approved by the Management Committee, none of the Members may directly or indirectly participate in such Acquisition Capital Opportunity outside of the Company for its own account.

(d) Other Details. All details related to the Acquisition Capital Opportunity that are not set forth in this Section 7.03 (including whether any Financing Commitment (and the terms thereof) is to be entered into in connection therewith) shall be determined by the Management Committee.

(e) Dilution. If (i) an Affirmative Acquisition Vote pursuant to Section 7.03(c) is not unanimous, and (ii) one or more Members that voted in the negative in connection with said Affirmative Acquisition Vote pursuant to Section 7.03(c), elect in writing within 10 Days after such vote to be diluted, then (A) any such electing Member shall not be considered to be a Breaching Member or to be in Default and shall not be required to make any Capital Contribution to the Company pursuant to Section 4.02 in connection with the acquisition of the Acquisition Capital Opportunity in question, and (B) each such electing Member’s Sharing Ratio shall, upon the contribution by the other Members of the Capital Contribution required in connection with the acquisition of the Acquisition Capital Opportunity in question, be reduced by multiplying it by a fraction, (I) the numerator of which is the aggregate positive balances in the Members’ Capital Accounts, with such balances being determined immediately following their adjustment pursuant to the third and fourth sentences of Section 4.05(a), and (II) the denominator of which is the sum of (aa) such numerator and (bb) the total of all Capital Contributions that the Management Committee then estimates will be required of all Members in connection with the Acquisition Capital Opportunity in question, based upon the Estimated Cost of such Acquisition Capital Opportunity and all other factors deemed relevant by the Management Committee, including the timing of and proportionate increase in distributions to be made available to the Members as a result of such Acquisition Capital Opportunity (with the Sharing Ratios of the other Members being proportionately increased). As soon as the actual amount of such Capital Contributions has been determined by the Management Committee, such Member’s Sharing Ratio shall be readjusted, using the method described in Section 7.03(e)(B), but using such actual amount of such Capital Contributions instead of such estimate.

7.04 General Regulatory Matters.

(a) The Members acknowledge that the Company will be a “natural gas company” as defined in Section 2(6) of the NGA.

(b) Each Member shall (i) cooperate fully with the Company, the Management Committee and the Operator in securing the Necessary Regulatory Approvals, including supporting all FERC Applications, and in connection with any reports prescribed by the FERC and any other Governmental Authority having jurisdiction over the Company; (ii) join in any eminent domain takings by the Company, to the extent, if any, required by Law; and (iii) devote such efforts as shall be reasonable and necessary to develop and promote the Facilities for the benefit of the Company, taking into account such Member’s Sharing Ratio, resources and expertise.

ARTICLE 8

TAXES

8.01 Tax Returns. The Operator shall be instructed to prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Operator all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

8.02 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt as the Company’s fiscal year the calendar year;

(b) to adopt the accrual method of accounting;

(c) if a distribution of the Company’s property as described in Code Section 734 occurs or upon a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(d) to elect to amortize the organizational expenses of the Company ratably as permitted by Section 709(b) of the Code; and

(e) any other election the Management Committee may deem appropriate by an Ultramajority Interest.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law and no provision of this Agreement shall be construed to sanction or approve such an election.

8.03 Tax Matters Member. (a) Williams shall serve as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b) The Tax Matters Member shall provide any Member, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements.

(c) The Tax Matters Member shall take no action without the authorization of an Ultramajority Interest of the Management Committee, other than such action as may be required by Law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(d) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the affected Members. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

(e) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Management Committee consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(f) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE 9

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.01 Maintenance of Books. (a) The Company shall instruct the Operator to keep or cause to be kept at the principal office of the Company or at such other location approved by the Management Committee complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 9.02, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of its Members and the Management Committee, and any other books and records that are required to be maintained by applicable Law.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with Required Accounting Practices, and (iii) unless an Ultramajority Interest of the Management Committee decides otherwise, audited by the Certified Public Accountants following the end of each calendar year.

9.02 Reports. (a) With respect to each calendar year, the Operator shall be instructed to prepare and deliver to each Member:

(i) Within 90 Days after the end of such calendar year, a statement of income and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, and an audited report thereon of the Certified Public Accountants; provided, however, upon the written request of one or more Members at least 60 Days prior to the applicable calendar year end, which request shall be a standing request effective for subsequent calendar years unless and until revoked by the requesting Member, the Operator shall prepare and deliver to the requesting Member(s) within 45 Days after the end of each such calendar year the foregoing information except for the audited report, which the Operator shall prepare and deliver to the requesting Member(s) within 50 Days after the end of each such calendar year.

(ii) Within 75 Days after the end of such calendar year, such federal, state and local income tax returns and such other accounting and tax information and schedules as shall be necessary for tax reporting purposes by each Member with respect to such year; provided, however, upon the written request of one or more Members at least 60 Days prior to the applicable calendar year end, which request shall be a standing request effective for subsequent calendar years unless and until revoked by the requesting Member, the Operator shall prepare and deliver to the requesting Member(s) the foregoing returns, information and schedules within 30 Days after the end of each such calendar year.

(b) Upon the written request of one or more Members at least 60 Days prior to the applicable calendar year end, which request shall be a standing request effective for subsequent calendar years unless and until revoked by the requesting Member, the Company shall instruct the Operator to prepare and deliver to the requesting Member(s) the following information within 45 Days after the end of such calendar year:

(i) A discussion and analysis of the results of operations including detailed explanations of significant variances in revenues and expenses appearing in the audited financial statements, as compared to the same periods in the prior calendar year;

(ii) A schedule of amounts due by year for contractual obligations that will impact Available Cash including, but not limited to, notes payable, capital leases, operating leases, and purchase obligations; and

(iii) A three-year forward-looking forecast that includes a balance sheet, profit and loss statement, and a statement of cash flows. Such forecast shall include information pertaining to the underlying assumptions used in its preparation including volumetric, revenue per-unit and capital expenditure assumptions. Such forecast also shall be updated within 45 Days after execution by the Company of a material Gas Transportation Service Agreement if the timing and amount of revenues or expenses resulting from such agreement are materially different than estimates included in the forward-looking forecast.

The reasonable cost to the Operator of preparing the above reports shall be reimbursed to the Operator by the Member requesting such reports and, in the case of two or more Members requesting such reports, equally by such Members. Such cost shall be determined in accordance with the accounting procedure set forth in the CO&M Agreement.

(c) Within 25 Days after the end of each Quarter (or as otherwise required by the Management Committee), the Company shall cause the Operator to prepare and deliver to each Member:

(i) A statement of income for such Quarter (including sufficient information to permit the Members to calculate their tax accruals) and for the portion of the calendar year then ended as compared with the same periods for the prior calendar year and with the budgeted results for the current periods; and

(ii) A balance sheet and a statement of each Member’s Capital Account as of the end of such Quarter and the portion of the calendar year then ended.

In addition, as soon as reasonably practicable following the end of each calendar month, the Company shall cause the Operator to prepare and deliver to each Member an email notification of the Company’s income before income taxes for such month and year-to-date.

(d) Upon the written request of one or more Members at least 60 Days prior to the applicable calendar quarter end, which request shall be a standing request effective for subsequent calendar quarters unless and until revoked by the requesting Member, within 45 Days after the end of each of the first three calendar quarters of each year, the Company shall cause the Operator to prepare and deliver to each Member (i) a statement of income for such quarter and year-to-date, a statement of cash flows and a statement of each Member’s Capital Account for the year-to-date period, and a balance sheet as of the end of such quarter, and (ii) a discussion and analysis of the results of operations including detailed explanations of significant variances in revenues and expenses appearing in the financial statements, as compared to the same periods in the prior calendar year.

(e) In addition to its obligations under subsections (a), (b), (c) and (d) of this Section 9.02, the Company shall cause the Operator to prepare and deliver timely to any Member, upon request, all of such additional financial statements, notes thereto and additional financial information as may be required in order for each Member or an Affiliate of such Member to comply with any reporting requirements under (i) the Securities Act and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (iii) any national securities exchange or automated quotation system. The reasonable incremental cost to the Operator of preparing and delivering such additional financial statements, notes thereto and additional financial information, including any required incremental audit fees and expenses, shall be reimbursed to the Operator by the Member requesting such reports and, in the case of two or more Members requesting such additional information, equally by such Members. Such cost shall be determined in accordance with the accounting procedure set forth in the CO&M Agreement.

(f) The Company shall also cause the Operator to prepare and deliver to each Member such other reports, forecasts, studies, budgets and other information as the Management Committee may request from time to time. The Operator shall deliver to each Member a copy of the annual budget for a calendar year no later than 30 days after the beginning of such calendar year.

(g) For purposes of clarification and not limitation, any audit or examination by a Member pursuant to the CO&M Agreement may, at the option of such Member, include audit or examination of the books, records and other support for the costs incurred pursuant to subsections (b) and (e) of this Section 9.02.

9.03 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee or by the Operator. The Chairman, Treasurer and any Assistant Treasurer of the Company and the duly authorized officers of the Operator shall have the authority by a letter signed by any of them to open bank accounts on behalf of the Company with any banks and to name the person or persons, or combination of persons, authorized to sign checks and withdrawal documents drawn against such accounts, and to sign agreements and other documents providing for the transfer of funds by computers or similar electronic means or otherwise, the same as though the contents of such letter were incorporated in a formal resolution duly passed at a duly conducted meeting of the Management Committee. The Secretary or any Assistant Secretary of the Company, and the secretary and any assistant secretary of the Operator are hereby authorized to certify any such letter as may be required by any such bank at any time to evidence authority for the deposit and withdrawal of funds and the borrowing of money or otherwise.

ARTICLE 10

WITHDRAWAL

10.01 No Right of Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company.

10.02 Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company upon the occurrence of any of the following events:

(a) there occurs an event that makes it unlawful for the Member to continue to be a Member;

(b) the Member becomes Bankrupt;

(c) the Member dissolves and commences liquidation or winding-up; or

(d) the Member commits a Default.

10.03 Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”), must comply with the following requirements in connection with its Withdrawal:

(a) The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.

(b) The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), and neither such Withdrawn Member nor its Representative shall be entitled to exercise any voting or consent rights, or to appoint any Representative or Alternative Representative to the Management Committee (and the Representative (and the Alternative Representative) appointed by such Member shall be deemed to have resigned) or to receive any further information (or access to information) from the Company. The Sharing Ratio of such Member shall not be taken into account in calculating the Sharing Ratios of the Members for any purposes. This Section 10.03(b) shall also apply to a Breaching Member; but if a Breaching Member cures its breach during the applicable cure period, then any distributions that were withheld from such Member shall be paid to it, without interest.

(c) The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.

(d) The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company or other Members that accrue prior to the Withdrawal.

(e) In the event of a deemed Withdrawal under Section 10.02(a), the Withdrawn Member shall be entitled to receive a portion of each distribution that is made by the Company from and after the In-Service Date, equal to the product of the Withdrawn Member’s Sharing Ratio as of the date of its Withdrawal times the aggregate amount of such distribution; provided, however, that the

Withdrawn Member’s rights under this Section 10.03(e) shall automatically terminate at such time as the Withdrawn Member has received an aggregate amount under this Section 10.03(e) equal to the sum of (i) the positive balance in the Withdrawn Member’s Capital Account, determined as of the date of the Withdrawal after adjustment pursuant to the third and fourth sentences of Section 4.05(a), plus (ii) any Indebtedness of the Company owed to such Member at the time of the Withdrawal. From the date of the Withdrawal to the date of such payment, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account, until such payment is made. The rights of a Withdrawn Member under this Section 10.03(e) shall: (A) be subordinate to the rights of any other creditor of the Company; (B) not include any right on the part of the Withdrawn Member to receive any interest (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member) or other amounts with respect thereto; (C) not require the Company to make any distribution (the Withdrawing Member’s rights under this Section 10.03(e) being limiting to receiving a portion of such distributions as an Ultramajority Interest of the Management Committee may, in its Sole Discretion, decide to cause the Company to make); (D) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawing Member; and (E) be treated as a liability of the Company for purposes of Section 12.02. Except as set forth in this Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.

(f) The Sharing Ratio of the Withdrawn Member shall be allocated among the remaining Members in the proportion that each Member’s Sharing Ratio bears to the total Sharing Ratio of all remaining Members, or in such other proportion as the Members may unanimously agree.

ARTICLE 11

DISPUTE RESOLUTION

11.01 Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (including whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members (including through the Management Committee); provided, however, that (i) any matter that is expressly stated herein to be determinable by arbitration may be so determined pursuant to this Article 11, and (ii) if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 11 applies. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.

11.02 Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members shall attempt to resolve such Dispute through the following procedure:

(a) first, the Representative of each of the Disputing Members shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(b) second, if the Dispute is still unresolved after 20 Days following the commencement of the negotiations described in Section 11.02(a), then the chief executive officer (or his designee) of the Parent of each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

(c) third, if the Dispute is still unresolved after 10 Days following the commencement of the negotiations described in Section 11.02(b), then any Disputing Member may submit such Dispute to binding arbitration under this Article 11 by notifying the other Disputing Members (an “Arbitration Notice”).

11.03 Selection of Arbitrator. (a) Any arbitration conducted under this Article 11 shall be heard by a sole arbitrator (the “Arbitrator”) selected in accordance with this Section 11.03. Each Disputing Member and each proposed Arbitrator shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing Member and such proposed Arbitrator, and any Disputing Member may disapprove of such proposed Arbitrator on the basis of such relationship or Affiliation.

(b) The Disputing Member that submits a Dispute to arbitration shall designate a proposed Arbitrator in its Arbitration Notice. If any other Disputing Member objects to such proposed Arbitrator, it may, on or before the tenth Day following delivery of the Arbitration Notice, notify all of the other Disputing Members of such objection. All of the Disputing Members shall attempt to agree upon a mutually-acceptable Arbitrator. If they are unable to do so within 20 Days following delivery of the notice described in the immediately-preceding sentence, any Disputing Member may request the American Arbitration Association (or, if such Association has ceased to exist, the principal successor thereto) (the “AAA”) to designate the Arbitrator. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 11.03.

11.04 Conduct of Arbitration. The Arbitrator shall expeditiously (and, if possible, within 90 Days after the Arbitrator’s selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in the City of Houston, Texas. The arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the AAA), to the extent that such Rules do not conflict with the terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance.

If it deems necessary, the Arbitrator may propose to the Disputing Members that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Members, which shall not be unreasonably withheld. Each Disputing Member, the Arbitrator and any proposed expert shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing Member (or the Arbitrator) and such proposed expert; and any Disputing Member may disapprove of such proposed expert on the basis of such relationship or Affiliation. The decision of the Arbitrator (which shall be rendered in writing) shall be final, non-appealable and binding upon the Disputing Members and may be enforced in any court of competent jurisdiction; provided that the Members agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award incidental, indirect, punitive, special, consequential or exemplary damages to any Disputing Member. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated on an equal basis among the Disputing Members. Each Disputing Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses.

ARTICLE 12

DISSOLUTION, WINDING-UP AND TERMINATION

12.01 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a) the unanimous written consent of the Management Committee to dissolve the Company;

(b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(c) the Disposition or abandonment of all or substantially all of the Company’s business and assets;

(d) a Dissolution Event described in Section 7.01(b)(ii); or

(e) an event that makes it unlawful for the business of the Company to be carried on.

12.02 Winding-Up and Termination. (a) On the occurrence of a Dissolution Event, the Management Committee shall designate a Member or other Person to serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.02) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund or reserve for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

(A) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;

(B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C) Company property (including cash) shall be distributed among the Members in accordance with Section 5.02; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(c) No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that there is a reasonable basis for believing will ever be needed again shall be furnished to the Operator, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period of at least three years. At such time as the Operator no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect. Any such custody by such Persons shall be on such terms as they may agree upon among themselves.

12.03 Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in such Member’s Capital Account or in any other Member’s Capital Account.

12.04 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13

GENERAL PROVISIONS

13.01 Offset. Whenever the Company is to pay any sum to any Member, any amounts owed to the Company by such Member or its Affiliate that are not being disputed in good faith by such Member or its Affiliate may be deducted from that sum before payment.

13.02 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member in Exhibit A or in the instrument described in Section 3.03(b)(iv)(A)(II) or 3.04, or such other address as that Member may specify by written notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.03 Entire Agreement; Superseding Effect. With the exception of the Cabot Precedent Agreement and the CO&M Agreement, this Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in the LLC Agreement and all other prior agreements.

13.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise expressly provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.05 Amendment or Restatement. This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by a Unanimous Interest.

13.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

13.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

13.08 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.08 shall not obligate a Member to furnish guarantees or other credit support by such Member’s Parent or other Affiliates.

13.09 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for partition of the property of the Company.

13.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

13.11 Fair Market Value Determination.

(a) Change of Member Control. If the Fair Market Value of a Membership Interest is to be determined for purposes of Section 3.03(b)(vi), the Changing Member, on the one side, and all other Members who in good faith have an interest in possibly exercising the applicable Buy-out Right, on the other side, shall seek to determine such Fair Market Value by mutual written agreement. As soon as either side decides that mutual agreement will not be reached, it may give notice to the other side that it elects to initiate the process set forth in Section 13.11(c) to determine such Fair Market Value.

(b) Appraisal. The side (the “First Side”) that gives the notice (the “FMV Notice”) to the other side (the “Second Side”) pursuant to Section 13.11(a) shall include in the FMV Notice the name of the appraisal firm selected by the First Side. Within 30 Days after the giving of the FMV Notice, the Second Side shall notify (the “Second Notice”) the First Side of the appraisal firm selected by the Second Side, provided that, if the Second Side fails to so select its appraisal firm within such 30 Day period, the Appraisal Committee shall consist solely of the appraisal firm selected by the First Side. The two appraisal firms so selected (if applicable) shall select a third appraisal firm within 15 Days after the giving of the Second Notice, and if they fail to do so within such period, such third firm will be selected by the American Arbitration Association at the request of either side within 10 Days after such request (such third firm, together with the appraisal firms selected by the First Side and the Second Side, being herein called the “Appraisal Committee”). Within 30 Days after the last member of the Appraisal Committee is selected, each of the First Side and Second Side shall submit a proposed Fair Market Value to the Appraisal Committee, together with any supporting documentation such side deems appropriate. If either side fails to submit its proposed Fair Market Value within the required time period, the Fair Market Value proposed by the other side (assuming such other side has submitted its proposed Fair Market Value within the required time period) shall be deemed to be the Fair Market Value, and same shall be deemed to be determined as of the last day of such time period. If both sides submit their respective proposed Fair Market Value on a timely basis, the Appraisal Committee shall be instructed to determine, by majority vote, the Fair Market Value (which must be one of the two proposals) as promptly as possible (and in any event on or before the 30th Day after submittal of the latter of the two competing proposals), which determination shall be final and binding on both sides. The cost of such appraisal shall be paid in equal portions by both sides, except that each side shall bear the fees and expenses of the appraisal firm selected by it. Each appraisal firm selected pursuant to this Section 13.11(b) shall be a firm having recognized expertise in the valuation of natural gas transmission pipelines. Each side shall provide to the other and, if applicable, the Appraisal Committee, all information reasonably requested by them.

13.12 Press Releases.

The Company and the Members shall cooperate in making any public announcement regarding this Agreement; provided, however, that nothing herein shall prevent any Member from reporting or making any statement that in that Member’s reasonable judgment is required by law prior to or separate from such joint press release.

Remainder of page intentionally left blank. Signature page follows.

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

WILLIAMS PARTNERS OPERATING LLC
By: Williams Partners L.P., its sole member
By: Williams Partners GP LLC, its general partner

By:	/s/ Randall L. Barnard
Randall L. Barnard Senior Vice President – Gas Pipeline

CABOT PIPELINE HOLDINGS LLC

By:	/s/ Scott C. Schroeder
Scott C. Schroeder
Vice President, Chief Financial Officer, and Treasurer

Signature page to Amended and Restated LLC Agreement of Constitution Pipeline Company, LLC.

EXHIBIT A

MEMBERS

Name and Address	Sharing Ratio	Parent	Representative and Alternate Representatives
Williams Partners Operating LLC 2800 Post Oak Blvd. Houston, Texas 77056 Attn: Senior Vice President Fax:	75%	Williams Partners L.P.	Frank J. Ferazzi – Representative James C. Moore – Alternate Representative Richard D. Rodekohr – Alternate Representative

Cabot Pipeline Holdings LLC Three Memorial Plaza 840 Gessner, Suite 1400 Houston, Texas 77024 Attn: Marketing Administration Fax:	25%	Cabot Oil & Gas Corporation	Scott C. Schroeder – Representative Jeffrey W. Hutton – Alternate Representative Steven W. Lindeman – Alternate Representative